Exhibit 2.1




                         AGREEMENT AND PLAN OF MERGER

                                  dated as of

                                 April 2, 2006

                                 by and among

                           LUCENT TECHNOLOGIES INC.

                                    ALCATEL

                                      and

                             AURA MERGER SUB, INC.


                               TABLE OF CONTENTS


                                                                                                               Page
ARTICLE I THE MERGER



         Section 1.01      The Merger.............................................................................1

         Section 1.02      Conversion of Shares...................................................................2

         Section 1.03      Surrender and Payment..................................................................3

         Section 1.04      Stock Options and Other Stock-Based Awards.............................................5

         Section 1.05      Adjustments............................................................................7

         Section 1.06      Fractional Shares......................................................................7

         Section 1.07      Withholding Rights.....................................................................8

         Section 1.08      Lost Certificates......................................................................8

         Section 1.09      Shares Held by Lucent Affiliates.......................................................8

ARTICLE II CERTAIN GOVERNANCE MATTERS


         Section 2.01      Corporate Name and Executive Offices...................................................9

         Section 2.02      Alcatel Board of Directors and Management..............................................9

         Section 2.03      Articles of Association and By-laws of Alcatel.........................................9

         Section 2.04      Board Rules of Alcatel................................................................10

         Section 2.05      Certificate of Incorporation of the Surviving Corporation.............................10

         Section 2.06      By-laws of the Surviving Corporation..................................................10

         Section 2.07      Directors and Officers of the Surviving Corporation...................................10

         Section 2.08      Governance of Bell Laboratories and Certain Government Contracts......................10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF LUCENT


         Section 3.01      Corporate Existence and Power.........................................................10

         Section 3.02      Corporate Authorization...............................................................11

         Section 3.03      Governmental Authorization............................................................12

         Section 3.04      Non-Contravention.....................................................................12

         Section 3.05      Capitalization of Lucent..............................................................13

         Section 3.06      Subsidiaries..........................................................................13

         Section 3.07      SEC Filings...........................................................................15

         Section 3.08      Financial Statements..................................................................16

         Section 3.09      Disclosure Documents..................................................................16

         Section 3.10      Absence of Certain Changes............................................................17

         Section 3.11      No Undisclosed Material Liabilities...................................................17

         Section 3.12      Investigation; Litigation.............................................................17

         Section 3.13      Taxes.................................................................................17

         Section 3.14      Employee Benefit Plan; Employment and Labor Matters...................................19

         Section 3.15      Compliance with Laws..................................................................20

         Section 3.16      Environmental Matters.................................................................21

         Section 3.17      Intellectual Property.................................................................22

         Section 3.18      Vendor Financing......................................................................24

         Section 3.19      Takeover Statutes.....................................................................24

         Section 3.20      Finders' or Advisors' Fees............................................................24

         Section 3.21      Opinions of Financial Advisors..........................................................

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF ALCATEL


         Section 4.01      Corporate Organization................................................................25

         Section 4.02      Corporate Authorization...............................................................25

         Section 4.03      Governmental Authorization............................................................26

         Section 4.04      Non-Contravention.....................................................................26

         Section 4.05      Capitalization of Alcatel.............................................................27

         Section 4.06      Subsidiaries..........................................................................27

         Section 4.07      SEC Filings...........................................................................28

         Section 4.08      Financial Statements..................................................................29

         Section 4.09      Disclosure Documents..................................................................29

         Section 4.10      Absence of Certain Changes............................................................30

         Section 4.11      No Undisclosed Material Liabilities...................................................31

         Section 4.12      Investigation; Litigation.............................................................31

         Section 4.13      Taxes.................................................................................31

         Section 4.14      Employee Benefit Plans; Employment and Labor Matters..................................32

         Section 4.15      Compliance with Laws..................................................................33

         Section 4.16      Environmental Matters.................................................................34

         Section 4.17      Intellectual Property.................................................................35

         Section 4.18      Vendor Financing......................................................................36

         Section 4.19      Finders' or Advisors' Fees............................................................36

         Section 4.20      Opinion of Financial Advisor..........................................................36

         Section 4.21      Takeover Statutes.....................................................................36

ARTICLE V COVENANTS OF LUCENT


         Section 5.01      Conduct of Lucent.....................................................................36

         Section 5.02      Lucent Stockholder Meeting; Proxy Material............................................39

         Section 5.03      Other Offers..........................................................................40

         Section 5.04      Shareholder Rights Plan...............................................................41

ARTICLE VI COVENANTS OF ALCATEL


         Section 6.01      Conduct of Alcatel....................................................................41

         Section 6.02      Obligations of Merger Subsidiary......................................................44

         Section 6.03      Director and Officer Liability........................................................44

         Section 6.04      Alcatel Shareholder Meeting; Form F-4.................................................45

         Section 6.05      Stock Exchange Listing................................................................46

         Section 6.06      Employee Benefits.....................................................................46

         Section 6.07      Other Offers..........................................................................47

         Section 6.08      Business in Sanctioned Countries......................................................49

ARTICLE VII COVENANTS OF ALCATEL AND LUCENT


         Section 7.01      Reasonable Best Efforts...............................................................49

         Section 7.02      Preparation of Proxy Statement/Prospectus; Form F-4, Form F-6.........................51

         Section 7.03      Access to Information; Compliance Program; Transition Committee.......................52

         Section 7.04      Tax Treatment...........................................................................

         Section 7.05      Public Announcements..................................................................54

         Section 7.06      Further Assurances....................................................................54

         Section 7.07      Notices of Certain Events.............................................................54

         Section 7.08      Payment of Dividends..................................................................55

ARTICLE VIII CONDITIONS TO THE MERGER


         Section 8.01      Conditions to the Obligations of Each Party...........................................55

         Section 8.02      Conditions to the Obligations of Alcatel and Merger Subsidiary..........................

         Section 8.03      Conditions to the Obligations of Lucent...............................................57

ARTICLE IX TERMINATION


         Section 9.01      Termination...........................................................................58

         Section 9.02      Effect of Termination.................................................................60

ARTICLE X MISCELLANEOUS


         Section 10.01     Notices...............................................................................60

         Section 10.02     Non-Survival of Representations and Warranties........................................61

         Section 10.03     Amendments; No Waivers................................................................61

         Section 10.04     Expenses..............................................................................61

         Section 10.05     Successors and Assigns................................................................64

         Section 10.06     Governing Law.........................................................................64

         Section 10.07     Jurisdiction..........................................................................64

         Section 10.08     Waiver of Jury Trial..................................................................65

         Section 10.09     Counterparts; Effectiveness...........................................................65

         Section 10.10     Entire Agreement; No Third Party Beneficiaries........................................65

         Section 10.11     Interpretation..........................................................................

         Section 10.12     Severability..........................................................................66


                                     INDEX


1933 Act............................................7
ADS.................................................3
Affected Employees.................................46
Agreement...........................................1
Alcatel.............................................1
Alcatel Acquisition Proposal.......................48
Alcatel Balance Sheet..............................29
Alcatel Balance Sheet Date.........................29
Alcatel CEO.........................................9
Alcatel Change in Recommendation...................45
Alcatel Circular...................................29
Alcatel Disclosure Letter..........................26
Alcatel Employee Plan..............................32
Alcatel Initial Fee................................63
Alcatel Necessary Corporate Documents..............45
Alcatel Ordinary Share..............................3
Alcatel SEC Documents..............................28
Alcatel Securities.................................27
Alcatel Shareholder Approval.......................25
Alcatel Shareholder Meeting........................45
Alcatel Stock Option Plans.........................27
Alcatel Subsidiary Securities......................28
Alcatel Superior Proposal..........................48
Alcatel Termination Fee............................63
Alcatel Vendor Financing...........................35
AMF................................................12
Appropriate Assets.................................10
Book-Entry Shares...................................4
Certificates........................................3
CFIUS..............................................55
Cleanup............................................21
Closing.............................................2
Closing Date........................................2
Code................................................1
Common Shares Trust.................................8
Confidentiality Agreement..........................52
Delaware Law........................................1
Depository..........................................3
Detriment..........................................56
EC Merger Regulation...............................12
Effective Time......................................2
End Date...........................................58
Environmental Claim................................22
Environmental Laws.................................22
ERISA..............................................19
Excess Shares.......................................7
Exchange Act.......................................12
Exchange Agent......................................3
Exchange Ratio......................................2
Exon-Florio Act....................................12
Filed Alcatel SEC Documents........................24
Filed Lucent SEC Documents.........................10
Form F-4...........................................29
Form F-6...........................................29
Hazardous Materials................................22
HSR Act............................................12
IFRS...............................................29
Indemnitees........................................44
Intellectual Property..............................22
Lien...............................................12
Lucent..............................................1
Lucent Acquisition Proposal........................40
Lucent Balance Sheet...............................16
Lucent Balance Sheet Date..........................16
Lucent CEO..........................................9
Lucent Change in Recommendation....................39
Lucent Convertible Debt.............................7
Lucent Disclosure Letter............................6
Lucent Employee Plan...............................19
Lucent Initial Fee.................................62
Lucent Proxy Statement.............................16
Lucent SEC Documents...............................15
Lucent Securities..................................13
Lucent Stock Option.................................5
Lucent Stock Option Plans...........................5
Lucent Stock-Based Account..........................6
Lucent Stockholder Approval........................11
Lucent Stockholder Meeting.........................38
Lucent Subsidiary Securities.......................14
Lucent Superior Proposal...........................40
Lucent Termination Fee.............................62
Lucent Vendor Financing............................24
Lucent Warrants.....................................6
Major Pension Plans................................57
Material Adverse Effect............................11
Merger..............................................1
Merger Consideration................................3
Merger Subsidiary...................................1
Multiemployer Plans................................19
New Alcatel By-Laws.................................9
NYSE................................................7
Person..............................................3
Plan Asset Measurement Date........................57
Plan Assets........................................57
Qualifying Amendment...............................51
Release............................................22
Rule 145............................................8
Sarbanes-Oxley Act.................................15
SEC.................................................7
Shares..............................................2
Subsidiary..........................................3
Surviving Corporation...............................1
Tax Returns........................................19
Taxes..............................................18
Trade Secrets......................................23
Transition Committee...............................52
US GAAP............................................15
Warrant Agreement...................................6

                                   EXHIBITS

Exhibit A   -  Amended and Restated Articles of Association and By-laws of
               Alcatel (statuts)
Exhibit B   -  Amended and Restated Board Rules of Alcatel (Reglements
               interieurs)
Exhibit C   -  Certificate of Incorporation and Bylaws of Surviving Company
Exhibit D   -  Form of Affiliate Letter

                         AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of April 2, 2006, by and among Lucent Technologies, Inc., a Delaware corporation ("Lucent"), Alcatel, a societe anonyme organized under the laws of the Republic of France ("Alcatel"), and Aura Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Alcatel ("Merger Subsidiary").

                             W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the respective Boards of Directors of Merger Subsidiary and Lucent have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into Lucent on the terms and conditions set forth herein, and the Board of Directors of Lucent has determined to recommend the Merger to the stockholders of Lucent;

         WHEREAS, the Board of Directors of Alcatel has approved this Agreement, and deems it in the best interest of Alcatel to consummate the merger of Merger Subsidiary with and into Lucent on the terms and conditions set forth herein and has determined to recommend the Merger to the shareholders of Alcatel; and

         WHEREAS, for United States federal income tax purposes, it is intended that the Merger qualify (i) as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder and (ii) for an exception to the general rule of Section 367(a)(1) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 368 of the Code.

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER
                                  ----------

         Section 1.01 The Merger. (a) At the Effective Time (as defined in
Section 1.01(b)), upon the terms and subject to the conditions set forth in this Agreement, Merger Subsidiary shall be merged (the "Merger") with and into Lucent in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), whereupon the separate existence of Merger Subsidiary shall cease, and Lucent shall be the surviving corporation in the Merger (the "Surviving Corporation").

               (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, Lucent and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in the certificate of merger (the "Effective Time").

               (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, obligations and duties of Lucent and Merger Subsidiary, all as provided under Section 259 of Delaware Law.

               (d) The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, as soon as practicable, but in any event within three business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be fulfilled by actions taken at the Closing, but subject to the fulfillment or waiver of such conditions) shall be fulfilled or waived in accordance with this Agreement or at such other place and time or on such other date as Lucent and Alcatel may agree in writing (the "Closing Date").

         Section 1.02 Conversion of Shares. (a) At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of any holder of capital stock thereof:

                    (i) each share of Common Stock, par value $0.01 per share, of Lucent (the "Shares") held by Lucent as treasury stock or held by Alcatel or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

                    (ii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

                    (iii) each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.02(a)(i), be converted into the right to receive 0.1952 (the "Exchange Ratio") of an ADS (as defined below).

               (b) All ADSs issued as provided in this Section 1.02 shall be of the same class and shall have the same terms as the currently outstanding ADSs. The Alcatel Ordinary Shares underlying the ADSs that are issued in connection with the Merger shall be of the same class and shall have the same terms as the currently outstanding Alcatel Ordinary Shares with all rights attached or accrued to them to any distribution occurring after the Closing Date (including without limitation, interim dividends or distributions out of retained earnings or issuance or merger premium). Alcatel or Lucent shall, following the Closing, except as provided in Section 1.03(c), pay all stamp duties, if any, imposed in connection with the issuance or creation of the ADSs (and the underlying Alcatel Ordinary Shares) in connection with the Merger.

               (c) From and after the Effective Time, each holder of a certificate representing any Shares shall cease to have any rights with respect thereto, except, in the case of holders of Shares converted in accordance with Section 1.02(a)(iii), the right to receive the Merger Consideration (as defined below) and any dividends payable pursuant to Section 1.03(f), in each case without interest thereon. From and after the Effective Time, all certificates representing the common stock of Merger Subsidiary shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with Section 1.02(a)(ii).

               (d) The ADSs to be received as consideration pursuant to the Merger by each holder of Shares (together with cash in lieu of fractional ADSs as specified below) is referred to herein as the "Merger Consideration."

               (e) In accordance with Section 262 of Delaware Law, no appraisal rights shall be available to the holders of Shares in connection with the Merger.

               (f) For purposes of this Agreement:


         "ADS" means an American Depository Share of Alcatel representing one
(1) Alcatel Ordinary Share.


         "Alcatel Ordinary Share" means an ordinary share, nominal value
(euro)2.00 per share, of Alcatel.


         "Subsidiary" when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (i) more than fifty percent of the capital securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors (or comparable governing body or person), is directly owned or controlled by such first Person or by any one or more of its Subsidiaries.


         "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         Section 1.03 Surrender and Payment. (a) Prior to the Effective Time, Alcatel shall appoint The Bank of New York or an agent mutually agreed by Alcatel and Lucent (the "Exchange Agent"), pursuant to an agreement in form and substance reasonably acceptable to Alcatel and Lucent for the purpose of exchanging certificates representing Shares (the "Certificates") for the Merger Consideration and any dividends payable pursuant to Section 1.03(f). At the Effective Time, Alcatel shall: (i) deposit, or cause to be deposited, with Societe Generale, as custodian and agent of The Bank of New York, as depositary for the ADSs, or any successor depositary thereto (the "Depository"), a number of Alcatel Ordinary Shares equal to the aggregate number of ADSs to be issued as Merger Consideration; and (ii) deposit, or cause to be deposited, with the Exchange Agent the receipts representing such aggregate number of ADSs, in each of cases (i) and (ii), for the benefit of the holders of Shares which are converted into the right to receive ADSs pursuant to Section 1.02(a)(iii) of this Agreement. To the extent required, Alcatel shall cause the Exchange Agent to requisition from the Depository, from time to time, such number of ADSs as are issuable in respect of Shares to be properly delivered to the Exchange Agent. Promptly after the Effective Time, Alcatel will send, or will cause the Exchange Agent to send, to each holder of record at the Effective Time of Shares a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) in such form as Lucent and Alcatel may reasonably agree, for use in effecting delivery of Shares to the Exchange Agent. Following the Effective Time, Alcatel agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 1.03(f). At and after the Effective Time, Alcatel will take all actions necessary to cause the delivery of Alcatel Ordinary Shares or ADSs, as applicable upon the exercise or conversion at or after the Effective Time of any option referred to in Section 1.04, any Lucent Warrant, any Lucent Stock-Based Account or Lucent Convertible Debt.

               (b) Each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate representing Shares (or effective affidavits of loss in lieu thereof in accordance with the procedures set forth in Section 1.08) or non-certificated Shares represented by book-entry ("Book-Entry Shares"), together with a properly completed letter of transmittal, will be entitled to receive the Merger Consideration in respect of such Shares (including cash payable in lieu of fractional shares pursuant to Section 1.06), and any dividends payable pursuant to Section 1.03(f). Until a Certificate is so surrendered, such Certificate shall, after the Effective Time, only represent the right to receive such Merger Consideration and any dividends payable pursuant to Section 1.03(f) (in each case without interest thereon).

               (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

               (d) After the Effective Time, there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Alcatel or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, and any dividends payable pursuant to Section 1.03(f), in accordance with the provisions of this Article I. In no event shall any interest be payable with respect to the Merger Consideration or any such dividends.

               (e) Any portion of the Merger Consideration, or dividends payable pursuant to Section 1.03(f), made available to the Exchange Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of Shares twelve (12) months after the Effective Time shall be returned to Alcatel, upon demand, and any such holder who has not exchanged his Shares for Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Alcatel for payment of the Merger Consideration in respect of his Shares. Notwithstanding the foregoing, Alcatel shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Alcatel free and clear of any Liens (as defined in Section 3.04), claims or interest of any Person previously entitled thereto.

               (f) No dividends or other distributions with respect to ADSs (or the underlying Alcatel Ordinary Shares) issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares until such Certificates or Book-Entry Shares are surrendered as provided in this
Section 1.03. Subject to applicable law, following such surrender, there shall be paid, without interest, to the record holder of the ADSs issued in exchange for such Certificates or Book-Entry Shares (i) at the time of such surrender, all dividends and other distributions payable in respect of such ADSs with a record date after the Effective Time and a payment date on or prior to the date of such surrender and which were not previously paid, and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such ADSs with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions in respect of ADSs, all ADSs to be issued pursuant to the Merger (excluding ADSs (and underlying Alcatel Ordinary Shares) issuable upon exercise of options which are issued pursuant to Section 1.04 unless such options are actually exercised prior to the Effective Time, or upon exercise of Lucent Warrants, Lucent Stock-Based Awards or Lucent Convertible Debt) shall be entitled to dividends pursuant to the immediately preceding sentence as if such ADSs were issued and outstanding as of the Effective Time.

         Section 1.04 Stock Options and Other Stock-Based Awards. (a) Except as otherwise mutually agreed by Alcatel and Lucent, at the Effective Time, each outstanding option to purchase Shares (a "Lucent Stock Option") granted under Lucent's compensation or benefit plans or agreements pursuant to which Shares may be issued (collectively, the "Lucent Stock Option Plans") (excluding any option granted under the Lucent 2001 Employee Stock Purchase Plan (the "ESPP")), whether vested or not vested, shall be converted into a right to acquire, on the same terms and conditions as were applicable under such Lucent Stock Option prior to the Effective Time, the number (rounded down to the nearest whole number) of Alcatel Ordinary Shares determined by multiplying (x) the number of Shares subject to such Lucent Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at an exercise price per Alcatel Ordinary Shares expressed in Euros equal to the product of (A) the quotient of (x) the U.S. dollar exercise price per Share otherwise purchasable pursuant to such Lucent Stock Option, divided by (y) the Exchange Ratio, multiplied by (B) the Euro Exchange Rate, rounding the resulting exercise price up to the nearest euro cent. The "Euro Exchange Rate" shall equal the Noon Buying Rate for euros as announced by the Federal Reserve Bank of New York for the Closing Date, which for the avoidance of doubt shall be computed as euros per one U.S. dollar. In addition, prior to the Effective Time (but effective as of the Effective Time), Lucent will make any amendments to the terms of Lucent Stock Option Plans that are necessary to give effect to the transactions contemplated by this Section. Lucent has identified in
Section 1.04(a) of the separate disclosure letter delivered by Lucent to Alcatel dated as of the date of this Agreement (the "Lucent Disclosure Letter") each of the Lucent Stock Option Plans. Lucent has not taken, and shall not take, any action causing any option holder to have the right to receive a "change in control cash-out" described in Section 11(b) of the Lucent 2003 Long Term Incentive Program, Section 10(b) of the Lucent 2000 Stock Option Plan or any similar provision of any other Lucent Stock Option Plan. The rights to exercise for Alcatel Ordinary Shares into which the Lucent Stock Options will be converted will have exercise features (including without limitation net cashless exercise features) comparable to those provided generally to holders of Alcatel stock options employed in the same jurisdiction.

               (b) At the Effective Time, each award ("Lucent Stock-Based Account") that has been established under any employee incentive or benefit plan, program or arrangement or under any non-employee director plan maintained by Lucent on or prior to the date of this Agreement which provides for equity-based awards shall be amended or converted into an award with respect to Alcatel Ordinary Shares for individuals domiciled outside the United States and denominated in ADSs with respect to individuals domiciled in the United States, with the number of ADSs or Alcatel Ordinary Shares in each case determined by multiplying (x) the number of Shares subject to such Lucent Stock-Based Account immediately prior to the Effective Time by (y) the Exchange Ratio. The other terms and conditions of Lucent Stock-Based Accounts, and the plans or agreements under which they were established, shall continue to apply in accordance with their terms and conditions. Lucent represents that all employee incentive or benefit plans, programs or arrangements and non-employee director plans under which any Lucent Stock-Based Accounts have been established are disclosed in Section 1.04(c) of the Lucent Disclosure Letter.

               (c) Pursuant to Section 11(c)(2) of the ESPP, Lucent shall make reasonable efforts to provide that no later than the earlier of (x) the Closing Date and (y) the final date of the first six-month ESPP cycle to commence following the date hereof (such earlier date, the "ESPP Termination Date"), all then-outstanding Options (as defined in the ESPP) shall be exercised, and that no Options shall be granted on or following the ESPP Termination Date.

               (d) Alcatel shall take all corporate action necessary to, and shall, make available for issuance or delivery such number of Alcatel Ordinary Shares and ADSs that may be issued or delivered on and after the Effective Time (i) pursuant to the terms set forth in this Section 1.04, (ii) in respect of the warrants of Lucent ("Lucent Warrants") outstanding as of immediately prior to the Effective Time issued pursuant to the warrant agreement, dated as of December 10, 2004 (the "Warrant Agreement"), between Lucent and The Bank of New York, as warrant agent, (iii) in respect of the debentures, notes and securities outstanding as of immediately prior to the Effective Time issued pursuant to (1) the Indenture, dated as of March 19, 2002, by and between Lucent and The Bank of New York, as trustee, for the 7.75% Convertible Subordinated Debentures of Lucent, due 2017, (2) the Indenture, dated as of June 4, 2003, by and between Lucent and The Bank of New York, as trustee, as supplemented by the First Supplemental Denture, dated as of June 4, 2003, by and between Lucent and The Bank of New York, as trustee, for the 2 3/4% Series A Convertible Senior Debentures due 2023 and for the 2 3/4% Series B Convertible Senior Debentures of Lucent due 2025 and (3) the Indenture, dated as of November 24, 2003, by and between Lucent and The Bank of New York, as Trustee, for the 8.00% Convertible Subordinated Debentures of Lucent Due 2031 (collectively, the "Lucent Convertible Debt").

               (e) At the Effective Time, Alcatel shall file with the Securities and Exchange Commission (the "SEC") a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the ADSs (and, if required, the underlying Alcatel Ordinary Shares), subject to options and other equity-based awards issued pursuant to this Section 1.04, and subject to Lucent Warrants, Lucent Stock-Based Accounts and Lucent Convertible Debt, and for purposes of satisfying 401(k) plan obligations, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with any applicable state securities or "blue sky" laws, for so long as such options or other equity-based awards, Lucent Warrants, Lucent Stock-Based Accounts or Lucent Convertible Debt remain outstanding.

               (f) The parties will make good faith efforts to make any equitable adjustments necessary to ensure that the conversions of Lucent Stock Options and Lucent Stock-Based Accounts contemplated by this Section 1.04 comply with Section 409A of the Code.

         Section 1.05 Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Alcatel or Lucent shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Shares the same economic effect as contemplated by this Agreement. Nothing in this Section 1.05 shall be construed to permit Alcatel to take any action that is otherwise prohibited or restricted by any other provision of this Agreement. Prior to the Effective Time, Alcatel shall not take any action, including amending the deposit agreement between Alcatel and Depositary that would cause each ADS to represent more or less than one Alcatel Ordinary Share.

         Section 1.06 Fractional Shares. (a) No fractional ADSs shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional ADS will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 1.06, a cash payment in lieu of such fractional ADS representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent in one or more transactions of the number of ADSs delivered to the Exchange Agent by Alcatel pursuant to Section 1.03(a) over the aggregate number of whole ADSs to be distributed to the holders of Certificates pursuant to Section 1.03(b) (such excess being herein called the "Excess Shares"). The parties acknowledge that payment of cash consideration in lieu of issuing fractional ADSs was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting problems that would otherwise be caused by the issuance of fractional ADSs. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Certificates and Book-Entry Shares shall sell the Excess Shares at then-prevailing prices on the New York Stock Exchange (the "NYSE") in the manner provided in the following paragraph.

               (b) The sale of the Excess Shares by the Exchange Agent, as agent for the holders that would otherwise receive fractional ADSs, shall be executed on the NYSE through one or more member organizations of the NYSE and shall be executed in round lots to the extent practicable. The compensation payable to the Exchange Agent and the expenses incurred by the Exchange Agent, in each case, in connection with such sale or sales of the Excess Shares, and all related commissions, transfer taxes and other out-of-pocket transaction costs, will be paid by the Surviving Corporation out of its own funds and will not be paid directly or indirectly by Alcatel. Until the proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such proceeds in trust for the holders of Shares (the "Common Shares Trust"). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional ADS interest to which such holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional ADS interests to which all holders of Shares would otherwise be entitled.

               (c) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional ADSs, the Exchange Agent shall make available such amounts to such holders of Shares (without interest thereon).

         Section 1.07 Withholding Rights. Each of the Surviving Corporation and Alcatel shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article I such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Alcatel, as the case may be, such withheld amounts shall be treated for all purposes under this Agreement and otherwise as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Alcatel, as the case may be.

         Section 1.08 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Shares represented by such Certificate as contemplated by this Article.

         Section 1.09 Shares Held by Lucent Affiliates. Anything to the contrary herein notwithstanding, any ADSs and, upon exchange therefor, the underlying Alcatel Ordinary Shares (and, in either case, any receipts, certificates or evidences of Book-Entry Shares therefor) issued to "affiliates" (as such term is used in Rule 145 promulgated under the 1933 Act ("Rule 145")) of Lucent pursuant to Section 1.03, shall be subject to the restrictions described in Rule 145.

                                  ARTICLE II

                          CERTAIN GOVERNANCE MATTERS
                          --------------------------

         Section 2.01 Corporate Name and Executive Offices. (a) Promptly following the Effective Time, Alcatel's name shall be changed to a name mutually agreed by the parties prior to the Effective Time, which name shall not be solely "Alcatel" or "Lucent." In connection with the name change, Alcatel and Lucent shall mutually agree on a stock trading symbol prior to the Effective Time.

               (b) As of and after the Merger, (i) the executive offices of Alcatel shall be located in Paris, France, and (ii) the offices of the business of Lucent currently known as "Bell Laboratories" (which shall be the Global Research and Development headquarters of Alcatel) and the U.S. operating headquarters of Alcatel shall be located in the State of New Jersey, USA.

         Section 2.02 Alcatel Board of Directors and Management. (a) At the meeting of Alcatel's shareholders to obtain the Alcatel Shareholder Approval (as defined in Section 4.02(a)), Alcatel's Board of Directors shall nominate fourteen (14) individuals for election to the Board of Directors of Alcatel effective as of, and conditioned upon, the occurrence of the Effective Time. Such nominees (the "Board Designees") shall be comprised of: (i) five persons designated by Alcatel from Alcatel's current Board of Directors, (ii) five persons designated by Lucent from Lucent's current Board of Directors, (iii) the Chief Executive Officer of Alcatel as of the date of this Agreement (the "Alcatel CEO") and the Chief Executive Officer of Lucent as of the date of this Agreement (the "Lucent CEO"), and (iv) two persons who qualify as independent directors of Alcatel's Board of Directors mutually agreed upon by Alcatel and Lucent, consistent with Schedule 2.02(a) of the Lucent Disclosure Letter. Each nominee elected to the Board of Directors in such meeting of Alcatel's shareholders shall be elected for a term of four years.

               (b) Alcatel's Board of Directors shall cause the Lucent CEO to be appointed as Chief Executive Officer of Alcatel, and cause the Alcatel CEO to be appointed as the non-executive Chairman of the Board of Directors of Alcatel, in each case, effective as of the Effective Time. In the event that the Lucent CEO is unwilling or unable to serve as the Chief Executive Officer of Alcatel as of the Effective Time, the Board of Directors of Alcatel (constituted pursuant to Section 2.02(a)) shall appoint a Chief Executive Officer of Alcatel in accordance with the articles of association and by-laws (statuts) of Alcatel as in effect as of the Effective Time. In the event that the Alcatel CEO is unwilling or unable to serve as the non-executive Chairman of the Board of Directors of Alcatel as of the Effective Time, the Board of Directors of Alcatel (constituted pursuant to Section 2.02(a)) shall appoint a non-executive Chairman of the Board of Directors of Alcatel in accordance with the articles of association and by-laws (statuts) of Alcatel as in effect as of the Effective Time.

         Section 2.03 Articles of Association and By-laws of Alcatel. The articles of association and by-laws of Alcatel (statuts) in effect immediately prior to the Effective Time shall be amended so that as of the Effective Time, the articles of association and by-laws of Alcatel (statuts) shall read in their entirety as set forth in Exhibit A hereto (the "New Alcatel By-Laws").

         Section 2.04 Board Rules of Alcatel. The Board Rules (Reglements interieurs) of Alcatel in effect immediately prior to the Effective Time shall be amended and restated in their entirety to read as set forth in Exhibit B hereto, effective as of the Effective Time.

         Section 2.05 Certificate of Incorporation of the Surviving Corporation. Subject to Section 6.03, the certificate of incorporation of Lucent in effect immediately prior to the Effective Time, as amended and restated in its entirety to read as set forth in Exhibit C hereto, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

         Section 2.06 By-laws of the Surviving Corporation. Subject to Section 6.03, the by-laws of Merger Subsidiary in effect immediately prior to the Effective Time, as set forth in Exhibit C hereto, shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

         Section 2.07 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the directors and officers of the Surviving Corporation shall be mutually selected by Alcatel and Lucent.

         Section 2.08 Governance of Bell Laboratories and Certain Government Contracts. Alcatel, Lucent, the entity holding certain appropriate assets (including certain government contracts consistent with Section 2.08 of the Lucent Disclosure Letter), (the "Appropriate Assets") and any intermediate entities shall enter into the appropriate form of agreement, effective as of the Effective Time and mutually acceptable to the parties acting in accordance with Section 7.01, with respect to the Appropriate Assets, pursuant to which the sole equityholder of the entity holding the Appropriate Assets shall provide three special directors (which special directors shall be citizens and residents of the United States eligible to obtain personnel security clearance from the U.S. Department of Defense) with certain governance rights over the entity holding the Appropriate Assets to ensure the independence of such entity from its parent entities and to protect the confidentiality of classified information.

                                 ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF LUCENT
                   ----------------------------------------


         Except as set forth in any Lucent SEC Document (as defined in Section 3.07(a)), filed and publicly available prior to the date of this Agreement (the "Filed Lucent SEC Documents"), excluding any disclosure in such Filed Lucent SEC Document set forth in any risk factor section and in any section relating to forward-looking statements, and except as set forth in the Lucent Disclosure Letter (subject to Section 10.11(b)), Lucent represents and warrants to Alcatel that:

         Section 3.01 Corporate Existence and Power. Lucent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Lucent has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect (as defined below) on Lucent. Lucent is duly qualified to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Lucent. For purposes of this Agreement, a "Material Adverse Effect" with respect to any Person means any events, facts, changes or circumstances which are, have resulted in, or would reasonably be expected to result in, a material adverse effect on the financial condition, business, or annual results of operations of such Person and its Subsidiaries, taken as a whole, except to the extent arising or resulting from, or caused by any of the following, in which case, they shall be excluded from consideration: (i) any changes or developments in United States, European or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting the financial or securities markets in the United States, Europe or elsewhere in the world, (ii) any changes or developments involving the communications systems, software and products industries in general and not materially disproportionately affecting such Person (and its Subsidiaries) relative to other participants in such industries generally, (iii) any changes in applicable law, US GAAP (as herein defined), IFRS (as herein defined) or other accounting standards, (iv) any changes or developments directly resulting from the execution, delivery, existence of, or compliance with, this Agreement or announcement of the transactions contemplated hereby (provided that the exception in this clause (iv) shall not apply to the representations and warranties contained in Section 3.04 or 4.04 to the extent that the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby would result in a breach or inaccuracy of the representations and warranties set forth in Section 3.04 or 4.04). Lucent has heretofore made available to Alcatel true and complete copies of Lucent's certificate of incorporation and by-laws as currently in effect.

         Section 3.02 Corporate Authorization. (a) The execution, delivery and performance by Lucent of this Agreement and the consummation by Lucent of the transactions contemplated hereby are within Lucent's corporate powers and, except for the Lucent Stockholder Approval (as defined below), have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Lucent and, assuming that this Agreement constitutes the valid and binding agreement of each of Alcatel and Merger Subsidiary, constitutes a valid and binding agreement of Lucent enforceable against Lucent in accordance with its terms.

               (b) Lucent's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Lucent's stockholders, (ii) duly and validly approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and
(iii) resolved (subject to Section 5.02) to recommend to its stockholders the adoption of this Agreement.

               (c) The affirmative vote of the holders of a majority of the Shares outstanding on the record date (the "Lucent Stockholder Approval") set for the Lucent Stockholder Meeting (as defined in Section 5.02) to adopt this Agreement is the only vote of the holders of any class or series of Lucent's capital stock necessary under applicable law to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

         Section 3.03 Governmental Authorization. The execution, delivery and performance by Lucent of this Agreement and the consummation of the transactions contemplated hereby (including the Merger) by Lucent require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (c) compliance with any applicable requirements of Council Regulation (EC) No. 139/2004 of the Council of the European Union (the "EC Merger Regulation"), (d) compliance with any applicable requirements of any other foreign antitrust laws or regulations, (e) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (f) compliance with any applicable requirements of the 1933 Act, (g) compliance with French securities regulatory requirements, including of the Autorite des Marches Financiers (the "AMF"), (h) compliance with any applicable requirements of the Exon-Florio Amendment to the Defense Protection Act of 1998 (the "Exon-Florio Act") and (i) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Lucent.

         Section 3.04 Non-Contravention. Except as set forth on Section 3.04 of the Lucent Disclosure Letter, the execution, delivery and performance by Lucent of this Agreement and the consummation by Lucent of the transactions contemplated hereby do not and will not (a) assuming receipt of the Lucent Stockholder Approval, contravene or conflict with the certificate of incorporation or by-laws or equivalent organizational documents of Lucent or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Lucent or any of its Subsidiaries, (c) constitute a violation of or default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Lucent or any of its Subsidiaries or to a loss of any benefit to which Lucent or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Lucent or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Lucent or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Lucent or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or violations, defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Lucent. For purposes of this Agreement, the term "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset other than any such mortgage, lien, pledge, charge, security interest or encumbrance, (i) for Taxes (as defined in Section 3.13) not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Alcatel Balance Sheet (as defined in Section 4.08) or Lucent Balance Sheet (as defined in Section 3.08), as the case may be) or (ii) which is a carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like lien arising in the ordinary course of business. Except as disclosed in Section 3.04 of the Lucent Disclosure Letter, neither Lucent nor any Subsidiary of Lucent is a party to any agreement that expressly limits the ability of Lucent or any Subsidiary of Lucent, or would limit Alcatel or any Subsidiary of Alcatel after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to Lucent and its Subsidiaries, taken as a whole, or, following the Effective Time, to Alcatel and its Subsidiaries, taken as a whole.

         Section 3.05 Capitalization of Lucent. The authorized capital stock of Lucent consists of 10,000,000,000 Shares and 250,000,000 shares of preferred stock, par value $1.00 per share (of which 25,000,000 shares are designated as Series A Junior Participating Preferred Stock). As of the close of business on February 28, 2006, (i) there were 4,470,843,920 Shares issued and outstanding, and (ii) there were no shares of preferred stock of Lucent issued and outstanding. As of the close of business on February 28, 2006, (i) there were 375,904,163 Shares issuable assuming that all options outstanding as of such date issued under the Lucent Stock Option Plans were exercisable as of such date (of which options to purchase an aggregate of 282,901,542 Shares were exercisable as of such date), (ii) there were Lucent Stock-Based Accounts with respect to (a) 25,172,796 full stock units for employees and (b) 236,232 non-employee director Shares (including deferred Share grants to non-employee directors); (iii) there were 816,454,426 Shares issuable assuming the conversion of all of the outstanding Lucent Convertible Debt as of such date and (iv) there were 199,372,885 Shares issuable assuming that all of the Lucent Warrants outstanding as of such date were converted into Shares as of such date. All outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 3.05 and except for changes since the close of business on February 28, 2006 resulting from the exercise of employee stock options outstanding on such date or options or other stock-based awards granted as permitted by Section 5.01, there are outstanding (a) no shares of capital stock or other voting securities of Lucent, (b) no securities of Lucent convertible into or exchangeable for shares of capital stock or voting securities of Lucent, and
(c) no options, warrants or other rights to acquire from Lucent, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of Lucent, obligating Lucent to issue, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Lucent or obligating Lucent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (a), (b) and (c) being referred to in this Agreement collectively as the "Lucent Securities"). There are no outstanding obligations of Lucent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Lucent Securities.

         Section 3.06 Subsidiaries. (a) Each Subsidiary of Lucent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (to the extent such concepts exist in such jurisdictions), has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Lucent. Each Subsidiary of Lucent is duly qualified to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Lucent.

               (b) Except for Liens in respect of the Collateral Agreements as provided therein and except as set forth on Section 3.06(b) of the Lucent Disclosure Letter, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Lucent are owned by Lucent, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth on Section 3.06(b) of the Lucent Disclosure Letter, there are no outstanding (i) securities convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Lucent or (ii) options, warrants, preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Lucent, obligating Lucent or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Lucent or obligating Lucent or any Subsidiary of Lucent to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (i) and (ii) of this sentence being referred to in this Agreement collectively as the "Lucent Subsidiary Securities"). Except as set forth on Section 3.06(b) of the Lucent Disclosure Letter, there are no outstanding obligations of Lucent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Lucent Subsidiary Securities. No non-wholly owned Subsidiary of Lucent owns any Shares.

         For purposes of this Agreement, the term "Collateral Agreements" means (i) the Amended and Restated Letter of Credit Issuance and Reimbursement Agreement among Lucent Technologies Inc. and several banks and other parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of October 1, 2004, as amended; (ii) the Amended and Restated External Sharing Debt Agreement among Lucent Technologies Inc., several banks and other parties thereto and JPMorgan Chase Bank, N.A., as administrative agent, dated as of October 1, 2004, as amended; (iii) the First Amendment, dated as of April 8, 2005, to the (a) the Amended and Re-stated Letter of Credit Issuance and Reimbursement Agreement, dated as of October 1, 2004, among Lucent Technologies Inc., the several banks and other financial institutions or entities from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and (b) the Amended and Restated External Sharing Debt Agreement, dated as of October 1, 2004, among Lucent Technologies Inc., the several banks and other financial institutions or entities from time to time parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent; (iv) the Amended and Restated Guarantee and Collateral Agreement made by Lucent Technologies Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as collateral agent, dated as of October 1, 2004 ("Guarantee and Collateral Agreement"), and (v) the Amended and Restated Collateral Sharing Agreement made by Lucent Technologies Inc. and certain of its subsidiaries in favor of JPMorgan Chase Bank, N.A., as collateral agent, dated October 1, 2004; and (vi) the Amended and Restated Cash Collateral Agreement Dated as of October 1, 2004.

         Section 3.07 SEC Filings. (a) Lucent has made available to Alcatel
(i) its annual reports on Form 10-K for its fiscal years ended September 30, 2003, 2004 and 2005, (ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after September 30, 2005, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of Lucent held since September 30, 2004, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since September 30, 2005 (the documents referred to in this Section 3.07(a) being referred to in this Agreement collectively as the "Lucent SEC Documents").

               (b) As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment prior to the date of this Agreement, each Lucent SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the 1933 Act and the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").

               (c) As of its filing date, or, if amended prior to the date of this Agreement, as of the date of the last such amendment prior to the date of this Agreement, each Lucent SEC Document filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               (d) Each registration statement constituting a Lucent SEC Document, as amended or supplemented, if applicable, filed with the SEC by Lucent pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               (e) Lucent has established and maintains a system of "disclosure controls and procedures" and "internal control over financial reporting" (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with United States generally accepted accounting principles ("US GAAP"), consistently applied, (ii) that transactions are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Lucent's assets. As of September 30, 2005, (x) there were no "material weaknesses" (as defined by the Public Company Accounting Oversight Board) and (y) there was no series of multiple "significant deficiencies" (as defined by the Public Company Accounting Oversight Board) that was reasonably likely to collectively represent a "material weakness" in the design or operation of Lucent's internal controls. Since September 30, 2005, neither Lucent nor any of its Subsidiaries nor, to Lucent's knowledge, Lucent's independent auditors, have identified or been made aware of (A) any material weakness in the system of internal controls utilized by Lucent and its Subsidiaries, (B) any fraud, whether or not material, that involves Lucent's management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Lucent and its Subsidiaries or (C) any material claim or allegation regarding any of the foregoing.

               (f) The "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Lucent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Lucent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to Lucent's management as appropriate to allow timely decisions regarding required disclosure and to enable the Chief Executive Officer and Chief Financial Officer of Lucent to make the certifications required under the Exchange Act with respect to such reports.

         Section 3.08 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of Lucent (including any related notes and schedules) included in its annual reports on Form 10-K and the quarterly reports on Form 10-Q, in each case referred to in
Section 3.07, fairly present in all material respects, in conformity with US GAAP, applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Lucent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto). For purposes of this Agreement, "Lucent Balance Sheet" means the consolidated balance sheet of Lucent as of December 31, 2005 set forth in Lucent's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005 and "Lucent Balance Sheet Date" means December 31, 2005.

         Section 3.09 Disclosure Documents. (a) Subject to the last sentence of this Section 3.09(a), neither the proxy statement of Lucent (the "Lucent Proxy Statement") to be filed with the SEC in connection with the Merger, nor any amendment or supplement thereto, will, at the date on which the Lucent Proxy Statement or any such amendment or supplement is first mailed to stockholders of Lucent or at the time such stockholders vote on the adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Lucent Proxy Statement will, when filed, comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by Lucent in this Section 3.09(a) with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Alcatel or Merger Subsidiary for inclusion or incorporation by reference in Lucent Proxy Statement.

               (b) None of the information supplied or to be supplied by or on behalf of Lucent for inclusion or incorporation by reference in the Alcatel Circular (as defined in Section 4.09) or in the Form F-4 (as defined in Section 4.09) or any amendment or supplement thereto will, at the date on which the Alcatel Circular or any such supplement or amendment thereto is first mailed to the shareholders of Alcatel or at the time such shareholders vote on the matters constituting the Alcatel Shareholder Approval (as defined in Section 4.02) or at the time the Form F-4 or any such amendment or supplement becomes effective under the 1933 Act, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 3.10 Absence of Certain Changes. (a) Except as set forth on
Section 3.10 of the Lucent Disclosure Letter, from the Lucent Balance Sheet Date to the date of this Agreement, Lucent and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:


                  (i) any event, occurrence, change or development of a state of circumstances or facts which has had, individually or in the aggregate, a Material Adverse Effect on Lucent; or


                  (ii) any action taken by Lucent or any Subsidiary of Lucent that, if taken on or after the date of this Agreement, would conflict with or constitute a violation of Section 5.01 (other than clauses
         (c) or (g) of Section 5.01).

               (b) Since the date of this Agreement, there shall not have been any event, occurrence, change or development of a state of circumstances or facts which has had, individually or in the aggregate, a Material Adverse Effect on Lucent.

         Section 3.11 No Undisclosed Material Liabilities. There are no material liabilities of Lucent or any Subsidiary of Lucent of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

               (a) liabilities disclosed or provided for in Lucent Balance Sheet or in the notes thereto;

               (b) liabilities incurred in the ordinary course of business since the Lucent Balance Sheet Date which would not, individually or in the aggregate, have a Material Adverse Effect on Lucent;

               (c) liabilities disclosed in the Filed Lucent SEC Documents or set forth on Section 3.11(c) of the Lucent Disclosure Letter; and

               (d) liabilities arising, or expressly permitted to be incurred, under this Agreement (including Section 5.01).

         Section 3.12 Investigation; Litigation. Except as set forth on
Section 3.12 of the Lucent Disclosure Letter, as of the date of this Agreement, (a) there is no investigation or review pending or, to the knowledge of Lucent, threatened by any governmental body, agency or official with respect to Lucent or any of its Subsidiaries; and (b) there is no action, suit, claim, investigation or proceeding pending against or, to the knowledge of Lucent, threatened against or affecting Lucent or any of its Subsidiaries or any of their respective properties or assets before any court or arbitrator or any governmental body, agency or official, in each of cases (a) and (b) which would, individually or in the aggregate, have a Material Adverse Effect on Lucent.

         Section 3.13 Taxes. (a) Except as set forth in the Lucent SEC Documents (including the notes thereto) or as otherwise set forth on Section
3.13 of the Lucent Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect on Lucent: (i) all Tax Returns required to be filed with any taxing authority by, or with respect to, Lucent and its Subsidiaries (and any affiliated or unitary group of which any such Person was a member) have been filed in accordance with all applicable laws and, as of the time of filing, such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Lucent and its Subsidiaries; (ii) Lucent and its Subsidiaries (and any affiliated or unitary group of which any such Person was a member) have timely and duly paid all Taxes required to be paid by any of them; (iii) Lucent and its Subsidiaries (and any affiliated or unitary group of which any such Person was a member) have timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over; (iv) Lucent and its Subsidiaries have made provision for all Taxes payable by Lucent and its Subsidiaries for which no Tax Return has yet been filed; (v) the charges, accruals and reserves for Taxes with respect to Lucent and its Subsidiaries reflected on the Lucent Balance Sheet are adequate under US GAAP to cover the Tax liabilities accruing through the date thereof; (vi) there is no action, suit, proceeding, audit or claim now proposed in writing or pending against or with respect to Lucent or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; (vii) neither Lucent nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. ss. 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which Lucent is the common parent; (viii) neither Lucent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing or similar agreement or arrangement; (ix) Lucent is not and has not been, a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period set forth in
Section 897(c)(1)(A)(ii) of the Code; and (x) there are no liens for Taxes upon any asset of Lucent or any of its Subsidiaries except for liens for Taxes not yet due.

               (b) Except as disclosed in Section 3.13(b) of the Lucent Disclosure Letter, and except as to matters the substance and maximum potential liability for Taxes in respect of which both have been (1) previously disclosed to Alcatel and (2) fully and independently reserved for on the Lucent Balance Sheet, neither Lucent nor any of its Subsidiaries has participated in any material "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4 for any taxable year as to which the statute of limitations has not expired.

               (c) Neither Lucent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of Lucent to recognize gain pursuant to
Section 367(a)(1) of the Code other than any such stockholder that would be a "five-percent transferee shareholder" of Alcatel (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a)-8(b).

         For purposes of this Agreement, "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, excise, stamp, real or personal property, ad valorem, withholding, social security (or similar), unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording, employment, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, profits, disability, sales, registration, value added, alternative or add-on minimum, estimated or other taxes, assessments or charges imposed by any federal, state, local or foreign governmental entity and any interest, penalties, or additions to tax attributable thereto. For purposes of this Agreement, "Tax Returns" shall mean any return, report, form or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

         Section 3.14 Employee Benefit Plan; Employment and Labor Matters. (a) For purposes of this Agreement, "Lucent Employee Plan" shall mean each material "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Lucent or any of its Subsidiaries and each material plan or arrangement, providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Lucent or any of its Subsidiaries and covers any employee or director or former employee or director of Lucent or any of its Subsidiaries, or under which Lucent or any of its Subsidiaries has any liability, other than statutorily mandated plans or "multiemployer plans," as defined in Section 3(37) of ERISA ("Multiemployer Plans"). Except as set forth on Section 3.14(a) of the Lucent Disclosure Letter, neither Lucent nor any of its Subsidiaries contributes to a Multiemployer Plan in the United States.

               (b) Except as set forth on Section 3.14(b) of the Lucent Disclosure Letter, each Lucent Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Lucent.

               (c) Neither Lucent nor any affiliate of Lucent has incurred a material liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Lucent or any affiliate of Lucent of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

               (d) Except as set forth on Section 3.14(d) of the Lucent Disclosure Letter, with respect to each Lucent Employee Plan which is intended to be qualified under Section 401(a) of the Code either the Internal Revenue Service has issued a favorable determination letter that has not been revoked, or an application for a favorable determination letter was timely submitted to the Internal Revenue Service for which no final action has been taken by the Internal Revenue Service.

               (e) Except as set forth on Section 3.14(e) of the Lucent Disclosure Letter, and except for liabilities that are statutorily mandated, or that would not, on an individual basis, exceed $500,000, no director or officer or other employee of Lucent or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including enhanced eligibility for severance benefits, eligibility for enhanced severance benefits, any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of Lucent) as a result of the transactions contemplated hereby (either alone or as a result of a termination of employment benefit which is a "change of control" benefit).

               (f) Section 3.14(f) of the Lucent Disclosure Letter lists each material United States collective bargaining agreement to which Lucent or any of its Subsidiaries is a party or which is otherwise applicable to any of their respective employees. The consummation of the transactions contemplated by this Agreement will not give rise to any obligation to pay any amounts under, or permit any union or similar labor organization to open negotiations with respect to the terms of, any such United States collective bargaining agreement.

               (g) Except for such matters which would not have, individually or in the aggregate, a Material Adverse Effect on Lucent, or as set forth on
Section 3.14(g) of the Lucent Disclosure Letter, (i) as of the date of this Agreement, (1) there are no strikes or lockouts with respect to any employees of Lucent or any of its Subsidiaries, (2) to the knowledge of Lucent, there is no union organizing effort pending or threatened against Lucent or any of its Subsidiaries, (3) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Lucent, threatened against Lucent or any of its Subsidiaries, and (4) there is no slowdown, or work stoppage in effect or, to the knowledge of Lucent, threatened with respect to any employees of Lucent or any of its Subsidiaries and (ii) Lucent and its Subsidiaries are in compliance with all applicable laws respecting employment, employment practices, labor, occupational safety and health and wages and hours, including all civil rights and anti-discrimination laws, rules and regulations and laws concerning unfair labor practices.

         Section 3.15 Compliance with Laws. (a) Since January 1, 2003, Lucent and its Subsidiaries have conducted their respective businesses in compliance with all applicable laws, statutes, ordinances, rules, judgments, orders, decrees or regulations, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Lucent. No personal loan or other extension of credit by Lucent or any of its Subsidiaries to any of their respective executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 31, 2002. This Section 3.15 does not relate to Taxes, which are the subject of Section 3.13, to environmental matters, which are the subject of Section 3.16, or to matters relating to Intellectual Property, which are the subject of Section 3.17.

               (b) Except as set forth on Section 3.15(b) of the Lucent Disclosure Letter, from January 1, 2003 to the date of this Agreement and to the best of their knowledge, information and belief, Lucent and its Subsidiaries, and their respective officers, directors, employees and agents have not corruptly made, promised, offered, or authorized any payment or transfer of anything of value, directly or indirectly, to any government official, employee or agent for the purpose of (i) influencing such government official, employee or agent to take any action or decision or to omit to take any action, in his or her official capacity, (ii) inducing such government official, employee or agent to use his or her influence with a government or instrumentality to affect any act or decision of the government or instrumentality, or (iii) securing any improper advantage.

               (c) From January 1, 2003 to the date of this Agreement and to the best of their knowledge, information and belief, Lucent and its Subsidiaries have not caused any of their respective consultants, joint venture partners and/or representatives (including resellers), in connection with its relationship with Lucent or any of its Subsidiaries, to corruptly make, promise, offer, or authorize any payment or transfer of anything of value, directly or indirectly, to any government official, employee or agent for the purpose of (i) influencing such government official, employee or agent to take any action or decision or to omit to take any action, in his or her official capacity, (ii) inducing such government official, employee or agent to use his or her influence with a government or instrumentality to affect any act or decision of the government or instrumentality, or (iii) securing any improper advantage.

         Section 3.16 Environmental Matters.

               (a) Except as set forth on Section 3.16 of the Lucent Disclosure Letter:

                    (i) Lucent is in compliance with all applicable Environmental Laws (which compliance includes the possession by Lucent of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Lucent;

                    (ii) there is no Environmental Claim pending or threatened against Lucent or, to the best knowledge of Lucent, against any Person whose liability for any Environmental Claim Lucent has or may have retained or assumed either contractually or by operation of law, except for any such Environmental Claims which would not, individually or in the aggregate, have a Material Adverse Effect on Lucent;

                    (iii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, which could form the basis of any Environmental Claim against Lucent or, to the best knowledge of Lucent, against any Person whose liability for any Environmental Claim Lucent has or may have retained or assumed either contractually or by operation of law which would, individually or in the aggregate, have a Material Adverse Effect on Lucent; and

                    (iv) there is no Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by Lucent, except for such Cleanups which would not, individually or in the aggregate have a Material Adverse Effect on Lucent.

               (b) For purposes of this Agreement:

                    (i) "Cleanup" means all actions required to: (A) cleanup, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (B) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (C) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (D) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

                    (ii) "Environmental Claim" means any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by Lucent or Alcatel, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                    (iii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

                    (iv) "Hazardous Materials" means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by, or regulated as such under, any Environmental Law.

                    (v) "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

         Section 3.17 Intellectual Property.

               (a) For purposes of this Agreement, the term "Intellectual Property" means all registered and unregistered service marks, trademarks, trade names, corporate names, trade dress, Internet domain names, identifying symbols, logos, emblems, signs or insignia, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; all inventions (whether patentable or unpatentable and whether or not reduced to practice), and all U.S. and foreign patents, patent applications, and patent disclosures (and all rights related thereto, including all reissues, divisions, continuations, continuations-in-part, substitutions, extensions, or renewals of any of the foregoing); all copyrights, and all applications, registrations, and renewals in connection therewith; all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any web site; all confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively "Trade Secrets"); and any licenses to use any of the foregoing.

               (b) Except as set forth on Section 3.17(b) of the Lucent Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect on Lucent:

                    (i) Lucent, or one of its Subsidiaries, owns or possesses adequate licenses or other legal rights to use, sell or license all Intellectual Property used in the present conduct of the businesses of Lucent and its Subsidiaries, free and clear of all Liens other than Liens in respect of the Collateral Agreements;

                    (ii) no claims or, to the knowledge of Lucent, threat of claims have been asserted by any Person related to the use of any Intellectual Property in the conduct of the businesses of Lucent and its Subsidiaries;

                    (iii) no settlement agreements, consents, judgments, orders, forbearance to sue or similar obligations limit or restrict Lucent's or any Subsidiary's rights in and to any Intellectual Property, other than the granting of a license or a covenant not to sue;

                    (iv) it is the policy of Lucent and its Subsidiaries to not knowingly infringe any valid Intellectual Property right of any Person, and Lucent and its Subsidiaries have, to Lucent and its Subsidiaries' knowledge, abided by their policy of not knowingly infringing any valid Intellectual Property right of any Person;

                    (v) to the knowledge of Lucent, no third party is infringing or otherwise violating any Intellectual Property owned by Lucent or its Subsidiaries;

                    (vi) Lucent and its Subsidiaries take reasonable measures to protect the confidentiality of their Trade Secrets. To the knowledge of Lucent, no Trade Secret of Lucent or its Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects Lucent's and its Subsidiaries' proprietary interests in and to such Trade Secrets;

                    (vii) the consummation of the transactions as specified herein will not result in the loss or impairment of Lucent's and its Subsidiaries' rights to own or use any of the Intellectual Property nor will such consummation require the consent of any third party in respect of any such Intellectual Property; and

                    (viii) Lucent and its Subsidiaries have conducted their respective businesses in compliance with all applicable laws, statutes, ordinances and regulations relating to, or in respect of, Intellectual Property.

         Section 3.18 Vendor Financing. Section 3.18 of the Lucent Disclosure Letter contains a true, complete and accurate list, as of the date of this Agreement, of (i) all financing arrangements (including loans, deferred payment arrangements in excess of one year and equity-linked arrangements) to customers (including distributors to customers) or vendors of Lucent or any of its Subsidiaries which have been provided by Lucent and/or any of its Subsidiaries or are guaranteed (including by guarantee to an institution providing such loan), secured or supported in any respect by Lucent and/or any of its Subsidiaries (collectively, "Lucent Vendor Financing") with an aggregate principal amount of financing or available commitment greater than $25,000,000 and (ii) all contracts, agreements, commitments and other arrangements relating to Lucent Vendor Financing with an aggregate principal amount of financing or available commitment greater than $25,000,000.

         Section 3.19 Takeover Statutes. The Board of Directors of Lucent has taken the necessary action to make inapplicable to this Agreement, the Merger and the other transactions contemplated hereby Section 203 of the Delaware Law and any other applicable antitakeover or similar statute or regulation.

         Section 3.20 Finders' or Advisors' Fees. Except for J.P. Morgan Securities Inc. and Morgan Stanley & Co., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Lucent or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         Section 3.21 Opinions of Financial Advisors. Lucent has received the opinion of each of J.P. Morgan Securities Inc. and Morgan Stanley & Co. to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to the holders of Shares (other than Alcatel or any of its Subsidiaries or affiliates).

                                  ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ALCATEL
                   -----------------------------------------


         Except as set forth in any Alcatel SEC Document (as defined in Section 4.07(a)), filed and publicly available prior to the date of this Agreement (the "Filed Alcatel SEC Documents"), excluding any disclosure in such Filed Alcatel SEC Document set forth in any risk factor section and in any section relating to forward-looking statements, and except as set forth in the Alcatel Disclosure Letter (subject to Section 10.11(b)), Alcatel represents and warrants to Lucent that:

         Section 4.01 Corporate Organization. Alcatel is a societe anonyme duly organized, validly existing and in good standing under the laws of the Republic of France. Alcatel has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Merger Subsidiary. Alcatel is duly qualified to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Alcatel has made available to Lucent true and complete copies of Alcatel's articles of association and by-laws as currently in effect and Merger Subsidiary's certificate of incorporation and by-laws as currently in effect.

         Section 4.02 Corporate Authorization. (a) The execution, delivery and performance by Alcatel and Merger Subsidiary of this Agreement and the consummation by Alcatel and Merger Subsidiary of the transactions contemplated hereby are within the powers of Alcatel and Merger Subsidiary and have been duly authorized by all necessary corporate or other action, except for the affirmative vote of the holders representing more than 50% (in the case of clause (iv) below) or two-thirds (in the case of clauses (i)-(iii) below), as applicable, of the voting rights attached to the Alcatel Ordinary Shares cast at the Alcatel Shareholder Meeting (as defined in Section 6.04), authorizing and approving: (i) the issuance of Alcatel Ordinary Shares in connection with the Merger pursuant to L225-148 of the French Commercial Code, (ii) the issuance of ADSs and Alcatel Ordinary Shares for delivery upon the exercise or settlement of Lucent Stock Options or instruments, and upon exercise or conversion of Lucent Warrants, Lucent Convertible Debt and Lucent Stock-Based Accounts, (iii) the adoption of the New Alcatel By-Laws, and (iv) the election of the members of the Board of Directors contemplated by Section 2.02(a) (collectively, the "Alcatel Shareholder Approval"). This Agreement has been duly and validly executed and delivered by each of Alcatel and Merger Subsidiary and, assuming that this Agreement constitutes the valid and binding agreement of Lucent, constitutes a valid and binding agreement of each of Alcatel and Merger Subsidiary enforceable against such party in accordance with its terms. The ADSs and the underlying Alcatel Ordinary Shares issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid (and, with respect to the ADSs nonassessable), and not subject to preemptive rights.

               (b) Alcatel's Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of Alcatel, (ii) duly and validly approved and adopted this Agreement and the transactions contemplated hereby (including the Merger), and (iii) resolved (subject to Section 6.04) to recommend to its shareholders the approval of the matters constituting the Alcatel Shareholder Approval.

               (c) The Alcatel Shareholder Approval is the only vote of the holders of any class or series of Alcatel's capital stock necessary under applicable law to approve and adopt the matters constituting the Alcatel Shareholder Approval.

         Section 4.03 Governmental Authorization. The execution, delivery and performance by Alcatel and Merger Subsidiary of this Agreement and the consummation by Alcatel and Merger Subsidiary of the transactions contemplated hereby (including the Merger) require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a certificate of merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the EC Merger Regulation, (d) compliance with any applicable requirements of any other foreign antitrust laws or regulations, (e) compliance with any applicable requirements of the Exchange Act, (f) compliance with any applicable requirements of the 1933 Act, (g) compliance with French securities regulatory requirements, including those of the AMF, (h) compliance with any applicable requirements of the Exon-Florio Act and (i) other actions or filings which if not taken or made would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel.

         Section 4.04 Non-Contravention. Except as set forth on Section 4.04 of the separate disclosure letter delivered by Alcatel to Lucent dated as of the date of this Agreement (the "Alcatel Disclosure Letter"), the execution, delivery and performance by Alcatel and Merger Subsidiary of this Agreement and the consummation by Alcatel and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) assuming receipt of Alcatel Shareholder Approval, contravene or conflict with or constitute a violation of the articles of association and by-laws of Alcatel or the certificate of incorporation or by-laws or equivalent organizational documents of any of its Subsidiaries (including Merger Subsidiary), (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Alcatel or any of its Subsidiaries, (c) constitute a violation of or default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Alcatel or any of its Subsidiaries or to a loss of any benefit to which Alcatel or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Alcatel or any of its Subsidiaries or any license, franchise, permit or other similar authorization held by Alcatel or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Alcatel or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause
(b) or violations, defaults, rights of termination, cancellation or acceleration, or losses or Liens referred to in clause (c) or (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel. Except as disclosed in Section 4.04 of the Alcatel Disclosure Letter, neither Alcatel nor any Subsidiary of Alcatel is a party to any agreement that expressly limits the ability of Alcatel or any Subsidiary of Alcatel to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to Alcatel and its Subsidiaries, taken as a whole.

         Section 4.05 Capitalization of Alcatel. As of February 24, 2006, the issued capital stock of Alcatel consists of 1,429,278,636 shares with a nominal value of (euro)2 per share, all of which are Alcatel Ordinary Shares. As of the close of business on February 24, 2006, (i) there were 143,700,120 ADSs representing an aggregate of 143,700,120 Alcatel Ordinary Shares issued and outstanding, (ii) there were 115,539,007 Alcatel Ordinary Shares that could be issued pursuant to Alcatel's stock option incentive plans and share subscription options set forth on Section 4.05 of the Alcatel Disclosure Letter (collectively, the "Alcatel Stock Option Plans"), (iii) there were 2,719,130 Alcatel Ordinary Shares that could be issued upon redemption of bonds issued by a subsidiary of Alcatel and redeemable for Alcatel Ordinary Shares, and (iv) there were 63,192,019 Alcatel Ordinary Shares that could be issued upon conversion of convertible bonds issued by Alcatel. All outstanding shares of capital stock of Alcatel have been duly authorized and validly issued and are fully paid. Except as set forth in this Section 4.05 and except for changes since the close of business on February 24, 2006, resulting from the exercise of employee stock options outstanding on such date or options or other stock-based awards granted thereafter and except for the shares to be issued in connection with the Merger, there are outstanding (a) no shares of capital stock or other voting securities of Alcatel, (b) no securities of Alcatel convertible into or exchangeable for shares of capital stock or voting securities of Alcatel, and (c) no options, warrants or other rights to acquire from Alcatel, and no preemptive or similar rights, subscription or other rights, convertible securities, agreements, arrangements, or commitments of any character, relating to the capital stock of Alcatel, obligating Alcatel to issue, transfer or sell any capital stock, voting security or securities convertible into or exchangeable for capital stock or voting securities of Alcatel or obligating Alcatel to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (a), (b) and (c) being referred to collectively as the "Alcatel Securities"). There are no outstanding obligations of Alcatel or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Alcatel Securities.

         Section 4.06 Subsidiaries. (a) Each Subsidiary of Alcatel is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions), has all powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel. Each Subsidiary of Alcatel is duly qualified to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel.

               (b) Except as set forth on Section 4.06(b) of the Alcatel Disclosure Letter, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Alcatel are owned by Alcatel, directly or indirectly, free and clear of any material Lien and free of any other material limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of Alcatel, and (ii) options, warrants, preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock of any Subsidiary of Alcatel, obligating Alcatel or any of its Subsidiaries to issue, transfer or sell, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary of Alcatel or obligating Alcatel or any Subsidiary of Alcatel to grant, extend or enter into any such option, warrant, subscription or other right, convertible security, agreement, arrangement or commitment (the items in clauses (i) and (ii) of this sentence being referred to in this Agreement collectively as the "Alcatel Subsidiary Securities"). There are no outstanding obligations of Alcatel or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Alcatel Subsidiary Securities.

         Section 4.07 SEC Filings. (a) Alcatel has made available to Lucent
(i) its annual reports on Form 20-F for its fiscal years ended December 31, 2003, 2004 and 2005, (ii) its proxy or information statements relating to meetings, of, or actions taken without a meeting by, the shareholders of Alcatel held since December 31, 2004, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 2005 (the documents referred to in this Section 4.07(a) being referred to in this Agreement collectively as the "Alcatel SEC Documents").

               (b) As of its filing date or, if amended prior to the date of this Agreement, as of the date of the last such amendment prior to the date of this Agreement, each Alcatel SEC Document complied as to form in all material respects with the applicable requirements of the Exchange Act, the 1933 Act and the Sarbanes-Oxley Act.

               (c) As of its filing date, or, if amended prior to the date of this Agreement, as of the date of the last such amendment prior to the date of this Agreement, each Alcatel SEC Document filed pursuant to the Exchange Act, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

               (d) Each registration statement constituting an Alcatel SEC Document, as amended or supplemented, if applicable, filed with the SEC by Alcatel pursuant to the 1933 Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

               (e) Alcatel has taken all steps necessary to establish a system of "disclosure controls and procedures" and "internal control over financial reporting" (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act). Since December 31, 2005 to the date hereof, Alcatel's independent auditors have not notified Alcatel or any of its Subsidiaries of (A) any material weakness in the system of internal controls utilized by Alcatel and its Subsidiaries, (B) any fraud, whether or not material, that involves Alcatel's management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Alcatel and its Subsidiaries or (C) any material claim or allegation regarding any of the foregoing. The report of the Chairman of the Board of Directors of Alcatel dated March 30, 2006, given pursuant to Article L.225-37 of the French Commercial Code, accurately describes the design and operation of Alcatel's system of internal control over financial reporting for the period covered thereby.

               (f) The "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Alcatel are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Alcatel in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to Alcatel's management as appropriate to allow timely decisions regarding required disclosure and to enable the Chief Executive Officer and Chief Financial Officer of Alcatel to make the certifications required under the Exchange Act with respect to such reports.

         Section 4.08 Financial Statements. The audited consolidated financial statements of Alcatel (including any related notes and schedules) included in its annual reports on Form 20-F for Alcatel's fiscal years ended December 31, 2003 and 2004 as referred to in Section 4.07(a)(i) fairly present in all material respects, in conformity with generally accepted accounting principles in France applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Alcatel and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, and such audited consolidated financial statements are reconciled to US GAAP as required by and in accordance with the requirements of the Exchange Act. The audited consolidated financial statements of Alcatel (including any notes and schedules) included in the annual report on Form 20-F for Alcatel's fiscal year ended December 31, 2005 fairly present in all material respects, in conformity with International Financial Reporting Standards ("IFRS") (except as may be indicated in the notes thereto), the consolidated financial position of Alcatel and its consolidated Subsidiaries as of the date thereof and their consolidated results of operations and changes in financial position for the period then ended, and such audited consolidated financial statements are reconciled to US GAAP as required by and in accordance with the requirements of the Exchange Act. For purposes of this Agreement, "Alcatel Balance Sheet" means the consolidated balance sheet of Alcatel as of December 31, 2005 set forth in Alcatel's annual report on Form 20-F for Alcatel's fiscal year ended December 31, 2005, and "Alcatel Balance Sheet Date" means December 31, 2005.

         Section 4.09 Disclosure Documents. (a) Subject to the last sentence of Section 4.09(b), the Registration Statement on Form F-4 of Alcatel (the "Form F-4")and the Registration Statement on Form F-6 of Alcatel (the "Form F-6") to be filed under the 1933 Act relating to the issuance of ADSs in the Merger and the issuance of Alcatel Ordinary Shares underlying such ADSs that may be required to be filed with the SEC, and any amendments or supplements thereto, will, when filed, subject to the last sentence of Section 4.09(b)), comply as to form in all material respects with the applicable requirements of the Exchange Act and the 1933 Act. The circular of Alcatel ("Alcatel Circular") to be delivered to, or put at the disposal of, Alcatel's shareholders in connection with obtaining the Alcatel Shareholder Approval at the Alcatel Shareholder Meeting will, when provided to Alcatel's shareholders, subject to the last sentence of Section 4.09(b), comply as to form and substance in all material respects with the applicable requirements of French securities regulations.

               (b) None of the Alcatel Circular or any amendment or supplement thereto, will, at the date on which the Alcatel Circular or any amendment or supplement thereto is first mailed to shareholders of Alcatel or at the time such shareholders vote on the matters constituting the Alcatel Shareholder Approval, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Form F-4, the Form F-6 nor any amendment or supplement thereto will at the time it becomes effective under the 1933 Act or at the time of the Alcatel Shareholder Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, no representation or warranty is made by Alcatel in this Section 4.09 with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Lucent for inclusion or incorporation by reference in the Alcatel Circular, the Form F-4 or the Form F-6.

               (c) None of the information supplied or to be supplied by or on behalf of Alcatel for inclusion or incorporation by reference in the Lucent Proxy Statement or any amendment or supplement thereto will, at the date on which the Lucent Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Lucent or at the time such stockholders vote on the adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         Section 4.10 Absence of Certain Changes. (a) From the Alcatel Balance Sheet Date to the date of this Agreement, Alcatel and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:


                    (i) any event, occurrence, change or development of a state of circumstances or facts which has had, individually or in the aggregate, a Material Adverse Effect on Alcatel; or


                    (ii) any action taken by Alcatel or any Subsidiary that, if taken on or after the date of this Agreement, would conflict with or constitute a violation of Section 6.01 (other than clauses (c) or (g) of Section 6.01).

(b) Since the date of this Agreement, there shall not have been any event, occurrence, change or development of a state of circumstances or facts which has had, individually or in the aggregate, a Material Adverse Effect on Alcatel.

         Section 4.11 No Undisclosed Material Liabilities. There are no material liabilities of Alcatel or any Subsidiary of Alcatel of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

               (a) liabilities disclosed or provided for in the Alcatel Balance Sheet or in the notes thereto;

               (b) liabilities incurred in the ordinary course of business since the Alcatel Balance Sheet Date which would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel;

               (c) liabilities disclosed in the Filed Alcatel SEC Documents or set forth on Section 4.11(c) of the Alcatel Disclosure Letter; and

               (d) liabilities arising, or expressly permitted to be incurred, under this Agreement (including Section 6.01).

         Section 4.12 Investigation; Litigation. Except as set forth on
Section 4.12 of the Alcatel Disclosure Letter, as of the date of this Agreement (a) there is no investigation or review pending or, to the knowledge of Alcatel, threatened by any governmental body, agency or official with respect to Alcatel or any of its Subsidiaries; and (b) there is no action, suit, claim, investigation or proceeding pending against or, to the knowledge of Alcatel, threatened against or affecting Alcatel or any of its Subsidiaries or any of their respective properties or assets before any court or arbitrator or any governmental body, agency or official, in each of cases (a) and (b), which would, individually or in the aggregate, have a Material Adverse Effect on Alcatel.

         Section 4.13 Taxes. (a) Except as set forth in the Alcatel SEC Documents (including the notes thereto) or as otherwise set forth on Section
4.13 of the Alcatel Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel, (i) all Tax Returns required to be filed with any taxing authority by, or with respect to, Alcatel and its Subsidiaries (and any affiliated or unitary group of which any such Person was a member) have been filed in accordance with all applicable laws and, as of the time of filing, such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of Alcatel and its Subsidiaries; (ii) Alcatel and its Subsidiaries (and any affiliated or unitary group of which any such Person was a member) have timely and duly paid all Taxes required to be paid by any of them; (iii) Alcatel and its Subsidiaries (and any affiliated or unitary group of which any such Person was a member) have timely withheld and paid over to the proper taxing authorities all Taxes and other amounts required to be so withheld and paid over; (iv) Alcatel and its Subsidiaries have made provision for all Taxes payable by Alcatel and its Subsidiaries for which no Tax Return has yet been filed; (v) the charges, accruals and reserves for Taxes with respect to Alcatel and its Subsidiaries reflected on the Alcatel Balance Sheet are adequate under IFRS to cover the Tax liabilities accruing through the date thereof; (vi) there is no action, suit, proceeding, audit or claim now proposed in writing or pending against or with respect to Alcatel or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination; (vii) neither Alcatel nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. ss. 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the group of which Alcatel is the common parent; (viii) neither Alcatel nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing or similar agreement or arrangement; and (ix) there are no liens for Taxes upon any asset of Alcatel or any of its Subsidiaries except for liens for Taxes not yet due.

               (b) Except as disclosed in Section 4.13(b) of the Alcatel Disclosure Letter, and except as to matters the substance and maximum potential liability for Taxes in respect of which both have been (1) previously disclosed to Lucent and (2) fully and independently reserved for on the Alcatel Balance Sheet, neither Alcatel nor any of its Subsidiaries has participated in any material "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4 for any taxable year as to which the statute of limitations has not expired.

               (c) Neither Alcatel nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to (i) prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of Lucent to recognize gain pursuant to
Section 367(a)(1) of the Code, other than any such stockholder that would be a "five-percent transferee shareholder" of Alcatel (within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367(a) - 8(b).

         Section 4.14 Employee Benefit Plans; Employment and Labor Matters.
(a) For purposes of this Agreement, "Alcatel Employee Plan" shall mean each material "employee benefit plan," as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of Alcatel or any of its Subsidiaries and each material plan or arrangement, providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Alcatel or any of its Subsidiaries and covers any employee or director or former employee or director of Alcatel or any of its Subsidiaries, or under which Alcatel or any of its Subsidiaries has any liability, other than statutorily mandated plans or Multiemployer Plans. Neither Alcatel nor any of its Subsidiaries contributes to a Multiemployer Plan in the United States.

               (b) Each Alcatel Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel.

               (c) Neither Alcatel nor any affiliate of Alcatel has incurred a material liability under Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to Alcatel or any affiliate of Alcatel of incurring any such liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due).

               (d) Each Alcatel Employee Plan which is intended to be qualified under Section 401(a) of the Code either the Internal Revenue Service has issued a favorable determination letter that has not been revoked, or an application for a favorable determination letter was timely submitted to the Internal Revenue Service for which no final action has been taken by the Internal Revenue Service.

               (e) Except for liabilities that are statutorily mandated, or that would not, on an individual basis, exceed $500,000, no director or officer or other employee of Alcatel or any of its Subsidiaries will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including enhanced eligibility for severance benefits, eligibility for enhanced severance benefits, any acceleration of vesting or lapse of repurchase rights or obligations with respect to any employee stock option or other benefit under any stock option plan or compensation plan or arrangement of Alcatel) as a result of the transactions contemplated hereby (either alone or as a result of a termination of employment benefit which is a "change of control" benefit).

               (f) Section 4.14(f) of the Alcatel Disclosure Letter lists each material United States collective bargaining agreement to which Alcatel or any of its Subsidiaries is a party or which is otherwise applicable to any of their respective employees. The consummation of the transactions contemplated by this Agreement will not give rise to any obligation to pay any amounts under, or permit any union or similar labor organization to open negotiations with respect to the terms of, any such United States collective bargaining agreement.

               (g) Except for such matters which would not have, individually or in the aggregate, a Material Adverse Effect on Alcatel, (i) as of the date of this Agreement, (1) there are no strikes or lockouts with respect to any employees of Alcatel or any of its Subsidiaries, (2) to the knowledge of Alcatel, there is no union organizing effort pending or threatened against Alcatel or any of its Subsidiaries, (3) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Alcatel, threatened against Alcatel or any of its Subsidiaries, and (4) there is no slowdown, or work stoppage in effect or, to the knowledge of Alcatel, threatened with respect to any employees of Alcatel or any of its Subsidiaries and (ii) Alcatel and its Subsidiaries are in compliance with all applicable laws respecting employment, employment practices, labor, occupational safety and health and wages and hours, including all civil rights and anti-discrimination laws, rules and regulations and laws concerning unfair labor practices.

         Section 4.15 Compliance with Laws. (a) Since January 1, 2003, Alcatel and its Subsidiaries have conducted their respective businesses in compliance with all applicable laws, statutes, ordinances, rules, judgments, orders, decrees or regulations, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Alcatel. No personal loan or other extension of credit by Alcatel or any of its Subsidiaries to any of their respective executive officers or directors has been made or modified (other than as permitted by Section 13 of the Exchange Act and Section 402 of the Sarbanes-Oxley Act) since July 31, 2002. This Section 4.15 does not relate to Taxes, which are the subject of Section 4.13, to environmental matters, which are the subject of Section 4.16, or to matters relating to Intellectual Property, which are the subject of Section 4.17.

               (b) Except as set forth on Section 3.15(b) of the Alcatel Disclosure Letter, from January 1, 2003 to the date of this Agreement and to the best of their knowledge, information and belief, Alcatel and its Subsidiaries, and their respective officers, directors, employees and agents have not corruptly made, promised, offered, or authorized any payment or transfer of anything of value, directly or indirectly, to any government official, employee or agent for the purpose of (i) influencing such government official, employee or agent to take any action or decision or to omit to take any action, in his or her official capacity, (ii) inducing such government official, employee or agent to use his or her influence with a government or instrumentality to affect any act or decision of the government or instrumentality, or (iii) securing any improper advantage.

               (c) From January 1, 2003 to the date of this Agreement and to the best of their knowledge, information and belief, Alcatel and its Subsidiaries have not caused any of their respective consultants, joint venture partners and/or representatives (including resellers), in connection with its relationship with Alcatel or any of its Subsidiaries, to corruptly make, promise, offer, or authorize any payment or transfer of anything of value, directly or indirectly, to any government official, employee or agent for the purpose of (i) influencing such government official, employee or agent to take any action or decision or to omit to take any action, in his or her official capacity, (ii) inducing such government official, employee or agent to use his or her influence with a government or instrumentality to affect any act or decision of the government or instrumentality, or (iii) securing any improper advantage.

         Section 4.16 Environmental Matters. (i) Alcatel is in compliance with all applicable Environmental Laws (which compliance includes the possession by Alcatel of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel;

                    (ii) there is no Environmental Claim pending or threatened against Alcatel or, to the best knowledge of Alcatel, against any Person whose liability for any Environmental Claim Alcatel has or may have retained or assumed either contractually or by operation of law, except for any such Environmental Claims which would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel;

                    (iii) there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material which could form the basis of any Environmental Claim against Alcatel, or to the best knowledge of Alcatel, against any Person whose liability for any Environmental Claim Alcatel has or may have retained or assumed either contractually or by operation of law which would, individually or in the aggregate, have a Material Adverse Effect on Alcatel; and

                    (iv) there is no Cleanup of Hazardous Materials being conducted or planned at any property currently or formerly owned or operated by Alcatel, except for such Cleanups which would not, individually or in the aggregate have a Material Adverse Effect on Alcatel.

         Section 4.17 Intellectual Property. Except as set forth on Section
4.17 of the Alcatel Disclosure Letter or as would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel:

                    (i) Alcatel, or one of its Subsidiaries, owns or possesses adequate licenses or other legal rights to use, sell or license all Intellectual Property used in the present conduct of the businesses of Alcatel and its Subsidiaries, free and clear of all Liens;

                    (ii) no claims or, to the knowledge of Alcatel, threat of claims have been asserted by any Person related to the use of any Intellectual Property in the conduct of the businesses of Alcatel and its Subsidiaries;

                    (iii) no settlement agreements, consents, judgments, orders, forbearance to sue or similar obligations limit or restrict Alcatel's or any Subsidiary's rights in and to any Intellectual Property other than the granting of a license or a covenant not to sue;

                    (iv) it is the policy of Alcatel and its Subsidiaries to not knowingly infringe any valid Intellectual Property right of any Person, and Alcatel and its Subsidiaries have, to Alcatel and its Subsidiaries' knowledge, abided by their policy of not knowingly infringing any valid Intellectual Property right of any Person;

                    (v) to the knowledge of Alcatel, no third party is infringing or otherwise violating any Intellectual Property owned by Alcatel or its Subsidiaries;

                    (vi) Alcatel and its Subsidiaries take reasonable measures to protect the confidentiality of their Trade Secrets. To the knowledge of Alcatel, no Trade Secret of Alcatel or its Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a written nondisclosure agreement that adequately protects Alcatel's and its Subsidiaries' proprietary interests in and to such Trade Secrets;

                    (vii) the consummation of the transactions as specified herein will not result in the loss or impairment of Alcatel's and its Subsidiaries' rights to own or use any of the Intellectual Property nor will such consummation require the consent of any third party in respect of any such Intellectual Property; and

                    (viii) Alcatel and its Subsidiaries have conducted their respective businesses in compliance with all applicable laws, statutes, ordinances and regulations relating to, or in respect of, Intellectual Property.

         Section 4.18 Vendor Financing. Section 4.18 of the Alcatel Disclosure Letter contains a true, complete and accurate list, as of the date of this Agreement, of (i) all financing arrangements (including loans, deferred payment arrangements in excess of one year and equity-linked arrangements) to customers (including distributors to customers) or vendors of Alcatel or any of its Subsidiaries which have been provided by Alcatel or any of its Subsidiaries or are guaranteed (including by guarantee to an institution providing such loan), secured or supported in any respect by Alcatel or any of its Subsidiaries (collectively, "Alcatel Vendor Financing") with an aggregate principal amount of financing or available commitment greater than $25,000,000 and (ii) all contracts, agreements, commitments and other arrangements relating to Alcatel Vendor Financing with an aggregate principal amount of financing or available commitment greater than $25,000,000.

         Section 4.19 Finders' or Advisors' Fees. Except for Goldman, Sachs & Co., whose fees will be paid by Alcatel, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Alcatel or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         Section 4.20 Opinion of Financial Advisor. Alcatel has received the opinion of Goldman Sachs & Co. to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to Alcatel.

         Section 4.21 Takeover Statutes. The Board of Directors of Alcatel has taken the necessary action, if any, to make inapplicable to this Agreement, the Merger and the other transactions contemplated hereby any applicable antitakeover or similar statute or regulation under French law or any other applicable antitakeover law.

                                  ARTICLE V

                              COVENANTS OF LUCENT
                              -------------------


         Lucent agrees that:

         Section 5.01 Conduct of Lucent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01, Lucent and its Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use their respective reasonable best efforts to preserve intact their respective business organizations and relationships with third parties (including employees and those Persons having business dealings with them). Without limiting the generality of the foregoing, except (i) as set forth on
Section 5.01 of the Lucent Disclosure Letter, (ii) with the prior written consent of Alcatel (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be required by applicable law or (iv) as expressly contemplated by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01:

               (a) Lucent will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws (or comparable organizational documents) or otherwise take any action to exempt any person or entity (other than Alcatel) from any applicable antitakeover law, provided that the organizational documents of Subsidiaries may be changed in a way that is not material;

               (b) Lucent will not, and will not permit any Subsidiary of Lucent to, adopt, enter into or effect any plan or agreement of complete or partial liquidation, dissolution, merger (excluding acquisitions permitted under Section 5.01(i)), consolidation, spin-off, restructuring, recapitalization or other material reorganization of Lucent or any of its Subsidiaries (other than any such action between its wholly owned Subsidiaries);

               (c) Lucent will not, and will not permit any Subsidiary of Lucent to, issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class or series of Lucent or its Subsidiaries, or issue, sell or transfer securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Lucent or its Subsidiaries, or materially amend the terms of any outstanding capital stock other than upon issuance of Shares upon exercise or settlement of Lucent Stock Options or Lucent Stock-Based Accounts, Lucent Convertible Debt or Lucent Warrants, and in cases other than those in connection with employee benefit and compensation matters to the extent permitted by Section 5.01 of the Lucent Disclosure Letter;

               (d) (i) Lucent will not, and will not permit any Subsidiary of Lucent to, split, combine, subdivide or reclassify any of its outstanding shares of capital stock, and (ii) Lucent will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock;

               (e) Lucent will not, and will not permit any Subsidiary of Lucent to, redeem, purchase or otherwise acquire directly or indirectly any of Lucent's capital stock, except for repurchases, redemptions or acquisitions
(i) required by the terms of its capital stock or any securities outstanding on the date of this Agreement, or (ii) required by or in connection with the respective terms, as of the date of this Agreement, of any Lucent Stock Option Plan or any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 7.04;

               (f) Lucent will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any outstanding options to purchase Shares;

               (g) Lucent will not, and will not permit any Subsidiary of Lucent to, make or commit to make any capital expenditure, other than capital expenditures set forth on Section 5.01 of the Lucent Disclosure Letter;

               (h) Lucent will not, and will not permit any Subsidiary of Lucent to, increase the compensation or benefits of any current or former director, officer or employee, except for increases in the ordinary course of business consistent with past practice or as required under applicable law or any existing agreement or commitment;

               (i) except for (1) acquisitions of assets in the ordinary course of business consistent with past practices, (2) acquisitions pursuant to existing contracts or commitments as set forth on Section 5.01(i) of the Lucent Disclosure Letter, and (3) acquisitions not in excess of $500,000,000 in the aggregate, Lucent will not, and will not permit any of its Subsidiaries to, acquire assets or stock (or similar ownership interests) of any other Person;

               (j) Lucent will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, license, pledge, encumber or otherwise dispose of any material (as determined with respect to Lucent and its Subsidiaries taken as a whole) assets or stock, other than (i) inventory, receivables and vendor financing loans in the ordinary course of business consistent with past practice and (ii) pursuant to existing contracts or commitments;

               (k) except for any such change which is required in order to remain in compliance with US GAAP or applicable law, Lucent will not, and will not permit any Subsidiary of Lucent to, change any method of financial accounting or accounting practice used by it;

               (l) Lucent will not, and will not permit any Subsidiary of Lucent to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement (other than any such action between its wholly owned Subsidiaries);

               (m) Except as set forth in Section 5.01 of the Lucent Disclosure Letter, Lucent will not, and will not permit any of its Subsidiaries to, incur material indebtedness, other than (1) pursuant to the credit facilities of Lucent existing on the date of this Agreement, or (2) to refinance, extend or renew the maturity of any existing indebtedness in an amount not to exceed such existing indebtedness, provided that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in aggregate than the existing indebtedness being so refinanced or extended;

               (n) Lucent will not, and will not permit any of its Subsidiaries to, enter into or commit to provide any Lucent Vendor Financing not in effect as of the date of this Agreement other than in accordance with
Section 5.01 of the Lucent Disclosure Letter;

               (o) other than with respect to the settlement, payment, discharge or compromise in the ordinary course of business of litigation arising in the ordinary course of Lucent's and its Subsidiaries' business, or settlements providing solely for the payment of money damages that are (i) subject to reserves existing as of the date of this Agreement in accordance with US GAAP, (ii) covered by existing insurance policies or (iii) otherwise less than $50,000,000 in the aggregate, Lucent will not, and will not permit any of its Subsidiaries to, settle, pay, discharge or compromise any material claim (including arbitration) or litigation;

               (p) Lucent will not, and will not permit any of its Subsidiaries to, (i) enter into, modify or amend any "material contract" ( as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than in the ordinary course of business, or (ii) enter into any contract or agreement which expressly limits the ability of Lucent or any Subsidiary of Lucent, or would limit Alcatel or any Subsidiary of Alcatel after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to Lucent and its Subsidiaries, taken as a whole, or, following the Effective Time, to Alcatel and its Subsidiaries, taken as a whole;

               (q) Lucent will not, and will not permit any of its subsidiaries to, enter into any new line of business material to it and its Subsidiaries, taken as a whole;

               (r) Lucent will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

         Section 5.02 Lucent Stockholder Meeting; Proxy Material(a) . Lucent shall take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of its stockholders (the "Lucent Stockholder Meeting") on a date mutually agreed between Lucent and Alcatel, which date shall be as promptly as practicable and in no event later than sixty (60) calendar days after the Form F-4 is declared effective by the SEC for the purpose of voting on the approval and adoption of this Agreement and the Merger and shall use its reasonable best efforts to cause the Lucent Stockholder Meeting to be held on the same day as the Alcatel Shareholder Meeting. Except as provided in the next sentence, the Board of Directors of Lucent shall recommend adoption of this Agreement by Lucent's stockholders. The Board of Directors of Lucent shall be permitted to (i) not recommend to Lucent's stockholders that they give the Lucent Stockholder Approval, (ii) withdraw or modify in a manner adverse to Alcatel its recommendation to Lucent's stockholders that they give the Lucent Stockholder Approval or (iii) recommend any Lucent Superior Proposal (as defined in
Section 5.03) other than the Merger and the transactions contemplated by this Agreement (each, a "Lucent Change in Recommendation"), but only if (1) the Board of Directors of Lucent by a majority vote determines, in its good faith judgment and after consultation with outside legal counsel, that the failure of the Board of Directors to effect such Lucent Change in Recommendation would be reasonably likely to result in a breach of the directors' fiduciary obligations to the Lucent stockholders under applicable law and (2) in the case of 5.02(iii) only, the Board of Directors of Lucent has complied with its obligations under Section 5.03. In connection with the Lucent Stockholder Meeting, Lucent will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Lucent Stockholder Approval and will otherwise comply with all legal requirements applicable to the Lucent Stockholder Meeting. The parties agree that (in accordance with Section 146 of Delaware Law) this Agreement shall be submitted for adoption by Lucent's stockholders at the Lucent Stockholder Meeting regardless of whether or not there is a Lucent Change in Recommendation. Lucent agrees that (i) except in order to obtain a quorum or as otherwise advisable under applicable law, it shall not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Lucent Stockholder Meeting and (ii) it shall use its reasonable best efforts to obtain the requisite quorum and other approvals of Lucent's stockholders necessary to obtain the Lucent Stockholder Approval.

         Section 5.03 Other Offers. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to
Section 9.01, Lucent and its Subsidiaries will not, and Lucent will not permit any of the officers, directors, employees, investment bankers, consultants, representatives and other agents of Lucent and its Subsidiaries to (and shall instruct such Persons not to), directly or indirectly, take any action to (a) solicit, initiate or knowingly encourage or facilitate the making of any Lucent Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations or enter into any agreement, arrangement or understanding with respect to a Lucent Acquisition Proposal, (b) disclose or provide any non-public information relating to Lucent or any Subsidiary of Lucent to any Person with respect thereto, (c) afford access to the properties, books or records of Lucent or any Subsidiary of Lucent to, any Person that has made, or to Lucent's knowledge, is considering making, any Lucent Acquisition Proposal, (d) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement relating to a Lucent Acquisition Proposal, or (e) propose publicly or agree to any of the foregoing relating to a Lucent Acquisition Proposal; provided that nothing contained in this Section 5.03 shall prevent Lucent, prior to the receipt of Lucent Stockholder Approval, from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Lucent Acquisition Proposal received from such Person prior to the receipt of Lucent Stockholder Approval, so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, (i) the Board of Directors of Lucent by a majority vote determines in its good faith judgment that such Lucent Acquisition Proposal is reasonably expected to lead to a Lucent Superior Proposal (after consulting with its financial advisors), taking into account any revisions to the terms of the Merger or this Agreement proposed by Alcatel after being notified pursuant to this Section 5.03, (ii) Lucent is not then in breach of its obligations under this Section 5.03 and
(iii) Lucent enters into, and receives from such Person, an executed confidentiality agreement on terms no less favorable to Lucent than those contained in the Confidentiality Agreement (as defined in Section 7.03). Nothing contained in this Agreement shall prevent the Board of Directors of Lucent from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with regard to a Lucent Acquisition Proposal; provided that Lucent shall not make any disclosure or take any action that amounts to a Lucent Change in Recommendation other than in compliance with Section 5.02. Lucent further agrees that it shall (a) promptly (and in no event later than 24 hours after receipt of any Lucent Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Lucent Acquisition Proposal and set forth the material terms thereof) Alcatel after receipt of any Lucent Acquisition Proposal, or any request for non-public information relating to Lucent or any Subsidiary of Lucent or for access to the properties, books or records of Lucent or any Subsidiary of Lucent by any Person that has made, or to Lucent's knowledge intends to make, a Lucent Acquisition Proposal, and (b) keep Alcatel informed of the status and material terms of any such Lucent Acquisition Proposal or request (including any material amendments or proposed material amendments). Lucent and its Subsidiaries will, and Lucent will cause the officers, directors, employees, investment bankers, consultants and other agents of Lucent and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties with respect to any Lucent Acquisition Proposal.

         For purposes of this Agreement, "Lucent Acquisition Proposal" means any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets of Lucent and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of (A) 20% or more of any class of equity securities of Lucent or (B) 50% or more of any class of equity securities of any of Lucent's Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Lucent and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in any person beneficially owning (A) 20% or more of any class of equity securities of Lucent or (B) 50% or more of any class of equity securities of any of Lucent's Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of Lucent and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, spin-off, business combination, recapitalization, liquidation, dissolution or similar transaction involving Lucent or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Lucent and its Subsidiaries, taken as a whole, pursuant to which the stockholders of Lucent or such Subsidiary, as applicable, immediately prior to such transaction (other than the counterparty in such transaction) would own less than 80% of any class of equity securities of the resultant entity(ies), in each case other than the transactions contemplated by this Agreement or expressly permitted by Section 5.01 (including the items set forth in Section
5.01 of the Lucent Disclosure Letter). For purposes of this Agreement, "Lucent Superior Proposal" means any bona fide Lucent Acquisition Proposal for or in respect of at least a majority of the outstanding Shares or all or substantially all of Lucent's and its Subsidiaries' assets, taken as a whole, on terms that the Board of Directors of Lucent determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of recognized reputation) and taking into account all of the terms and conditions of such Lucent Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by Alcatel after being notified pursuant to this Section 5.03) are more favorable to Lucent's stockholders than the Merger (after taking into account any such revised terms).

         Section 5.04 Shareholder Rights Plan. Lucent agrees that, in the event any Person commences a tender offer or exchange offer under the U.S. federal securities laws that constitutes a Lucent Acquisition Proposal, Lucent shall, promptly but not later than the tenth business day following the commencement of such offer, adopt a shareholder rights plan in customary form, unless the Board of Directors of Lucent by a majority vote determines, in its good faith judgment and after consultation with outside legal counsel, that the adoption of such rights plan would be reasonably likely to result in a breach of the directors' fiduciary obligations to the Lucent stockholders under applicable law.

                                  ARTICLE VI

                             COVENANTS OF ALCATEL
                             --------------------

         Alcatel agrees that:

         Section 6.01 Conduct of Alcatel. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01, Alcatel and its Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use their respective reasonable best efforts to preserve intact their respective business organizations and relationships with third parties (including employees and those Persons having business dealings with them). Without limiting the generality of the foregoing, except (i) as set forth on
Section 6.01 of the Alcatel Disclosure Letter, (ii) with the prior written consent of Lucent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be required by applicable law or (iv) as expressly contemplated by this Agreement, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.01:

               (a) Alcatel will not, and will not permit any of its Subsidiaries to, adopt or propose any change in its certificate of incorporation or by-laws (or comparable organizational documents) or otherwise take any action to exempt any person or entity (other than Lucent) from any applicable antitakeover law, provided that the organizational documents of Subsidiaries may be changed in a way that is not material;

               (b) Alcatel will not, and will not permit any Subsidiary of Alcatel to, adopt, enter into or effect any plan or agreement of complete or partial liquidation, dissolution, merger (excluding acquisitions permitted under Section 6.01(i)), consolidation, spin-off, restructuring, recapitalization or other material reorganization of Alcatel or any of its Subsidiaries (other than any such action between its wholly owned Subsidiaries);

               (c) Alcatel will not, and will not permit any Subsidiary of Alcatel to, issue, sell, transfer, pledge, dispose of or encumber any shares of capital stock of any class or series of Alcatel or its Subsidiaries, or issue, sell or transfer securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Alcatel or its Subsidiaries, other than upon issuance of Shares upon exercise or settlement of Alcatel Stock Options or materially amend the terms of any outstanding capital stock;

               (d) (i) Alcatel will not, and will not permit any Subsidiary of Alcatel to, split, combine, subdivide or reclassify any of its outstanding shares of capital stock, and (ii) Alcatel will not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than the regular annual dividend approved by the Alcatel stockholders at the annual general meeting of Alcatel;

               (e) Alcatel will not, and will not permit any Subsidiary of Alcatel to, redeem, purchase or otherwise acquire directly or indirectly any of Alcatel's capital stock, except for repurchases, redemptions or acquisitions (i) required by the terms of its capital stock or any securities outstanding on the date of this Agreement, or (ii) required by or in connection with the respective terms, as of the date of this Agreement, of any stock option plan of Alcatel or its Subsidiaries or any dividend reinvestment plan as in effect on the date of this Agreement in the ordinary course of the operations of such plan consistent with past practice and only to the extent consistent with Section 7.04;

               (f) Alcatel will not amend the terms (including the terms relating to accelerating the vesting or lapse of repurchase rights or obligations) of any outstanding options to purchase ADSs or Alcatel Ordinary Shares;

               (g) Alcatel will not, and will not permit any Subsidiary of Alcatel to, make or commit to make any capital expenditure, other than capital expenditures set forth on Section 6.01 of the Alcatel Disclosure Letter;

               (h) Alcatel will not, and will not permit any Subsidiary of Alcatel to, increase the compensation or benefits of any current or former director, officer or employee, except for increases in the ordinary course of business consistent with past practice or as required under applicable law or any existing agreement or commitment;

               (i) except for (1) acquisitions of assets in the ordinary course of business consistent with past practices (2) acquisitions pursuant to existing contracts or commitments as set forth on Section 6.01(i) of the Alcatel Disclosure Letter and (3) acquisitions not in excess of $500,000,000 in the aggregate, of which no individual acquisition shall exceed $300,000,000, Alcatel will not, and will not permit any of its Subsidiaries to, acquire assets or stock (or similar ownership interests) of any other Person;

               (j) Alcatel will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, license, pledge, encumber or otherwise dispose of any material (as determined with respect to Alcatel and its Subsidiaries taken as a whole) assets or stock, other than (i) inventory, receivables and vendor financing loans in the ordinary course of business consistent with past practice and (ii) pursuant to existing contracts or commitments;

               (k) except for any such change which is required in order to remain in compliance with IFRS or applicable law, Alcatel will not, and will not permit any Subsidiary of Alcatel to, change any method of financial accounting or accounting practice used by it;

               (l) Alcatel will not, and will not permit any Subsidiary of Alcatel to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement (other than any such action between its wholly owned Subsidiaries);

               (m) Except as set forth in Section 6.01 of the Alcatel Disclosure Letter, Alcatel will not, and will not permit any of its Subsidiaries to, incur material indebtedness, other than (1) pursuant to the credit facilities of Alcatel existing on the date of this Agreement, or (2) to refinance, extend or renew the maturity of any existing indebtedness in an amount not to exceed such existing indebtedness, provided that such refinancing or extension is at prevailing market interest rates and otherwise on terms not materially less favorable in aggregate than the existing indebtedness being so refinanced or extended;

               (n) Alcatel will not, and will not permit any of its Subsidiaries to, enter into or commit to provide any Alcatel Vendor Financing not in effect as of the date of this Agreement other than in accordance with
Section 6.01 of the Alcatel Disclosure Letter;

               (o) other than with respect to the settlement, payment, discharge or compromise in the ordinary course of business of litigation arising in the ordinary course of Alcatel's and its Subsidiaries' business, or settlements providing solely for the payment of money damages that are (i) subject to reserves existing as of the date of this Agreement in accordance with IFRS, (ii) covered by existing insurance policies or (iii) otherwise less than $50,000,000 in the aggregate, Alcatel will not, and will not permit any of its Subsidiaries to, settle, pay, discharge or compromise any material claim (including arbitration) or litigation;

               (p) Alcatel will not, and will not permit any of its Subsidiaries to, (i) enter into, modify or amend any "material contract" ( as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), other than in the ordinary course of business, or (ii) enter into any contract or agreement which expressly limits the ability of Alcatel or any Subsidiary of Alcatel, or would limit Lucent or any Subsidiary of Lucent after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to Alcatel and its Subsidiaries, taken as a whole, or, following the Effective Time, to Lucent and its Subsidiaries, taken as a whole;

               (q) Alcatel will not, and will not permit any of its Subsidiaries to, enter into any new line of business material to it and its Subsidiaries, taken as a whole;

               (r) Alcatel will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

         Section 6.02 Obligations of Merger Subsidiary. Alcatel will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         Section 6.03 Director and Officer Liability. (a) For a period of six
(6) years from the Effective Time, Alcatel shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of any certificate of incorporation and by-laws or similar organization documents of Lucent and its Subsidiaries in effect immediately prior to the Effective Time and with respect to acts or omissions prior to the Effective Time or in any indemnification agreements of Lucent or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time and with respect to acts or omissions prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation's certificate of incorporation and by-laws in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of Lucent or any of its Subsidiaries.

               (b) For a period of six years after the Effective Time, Alcatel shall, and shall cause the Surviving Corporation to, indemnify and hold harmless the individuals who on or prior to the Effective Time were officers, directors and employees of Lucent or its Subsidiaries or were serving at the request of Lucent as an officer, director or employee of any other corporation, partnership or joint venture, trust, employee benefit plan or other enterprise (collectively, the "Indemnitees") with respect to all acts or omissions by them in their capacities as such or taken at the request of Lucent or any of its Subsidiaries at any time prior to the Effective Time to the extent provided under Lucent's certificate of incorporation and by-laws in effect on the date of this Agreement (including with respect to the advancement of expenses). Alcatel shall, and shall cause the Surviving Corporation to, honor all indemnification agreements with the Indemnitees (including under Lucent's by-laws) in effect as of the date of this Agreement in accordance with the terms thereof. Lucent represents that it has made available to Alcatel all such indemnification agreements prior to the date of this Agreement.

               (c) For six years after the Effective Time, Alcatel shall procure the provision of officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by Lucent's officers' and directors' liability insurance policy on terms with respect to coverage and in amounts no less than those of the policy in effect on the date of this Agreement; provided, that if the aggregate annual premiums for such insurance at any time during such period shall exceed 250% of the per annum rate of premium paid by Lucent and its Subsidiaries as of the date of this Agreement for such insurance, then Alcatel shall, or shall cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to 250% of such rate.

               (d) In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then, and in each such case, Alcatel shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.03.

               (e) The provisions of this Section 6.03 are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives. Alcatel shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnitee in enforcing the indemnity and other obligations provided in this
Section 6.03, provided that such indemnitee is successful in enforcing any such enforcement claim.

         Section 6.04 Alcatel Shareholder Meeting; Form F-4. Alcatel shall take in accordance with applicable law and its articles of association and by-laws, all action necessary to convene an extraordinary meeting of its shareholders (the "Alcatel Shareholder Meeting") on a date mutually agreed between Lucent and Alcatel, which date shall be as promptly as practicable and in no event later than sixty (60) calendar days after the Form F-4 is declared effective by the SEC for the purpose of approving the matters constituting the Alcatel Shareholder Approval and shall use its reasonable best efforts to cause the Alcatel Shareholder Meeting to be held on the same day as the Lucent Stockholder Meeting. The resolutions proposed at the Alcatel Shareholder Meeting, together with all other corporate documents provided by applicable law (including expert reports, if required) (the "Alcatel Necessary Corporate Documents"), shall be sufficient for the valid approval of the issuance of the Alcatel Ordinary Shares in accordance with this Agreement. Except as provided in the next sentence, the Board of Directors of Alcatel shall recommend approval of the matters constituting the Alcatel Shareholder Approval. The Board of Directors of Alcatel shall be permitted to (i) not recommend to Alcatel's shareholders that they give the Alcatel Shareholder Approval, (ii) withdraw or modify in a manner adverse to Lucent its recommendation to Alcatel's shareholders that they give the Alcatel Shareholder Approval or
(iii) recommend any Alcatel Superior Proposal (as defined in Section 6.07) other than the Merger and the transactions contemplated by this Agreement (each, a "Alcatel Change in Recommendation"), but only if (1) the Board of Directors of Alcatel by a majority vote determines, in its good faith judgment and after consultation with outside legal counsel, that the failure of the Board of Directors to effect such Alcatel Change in Recommendation would be reasonably likely to result in a breach of the directors' fiduciary obligations to Alcatel or the Alcatel shareholders under applicable law and
(2) in the case of 6.02(iii) only, the Board of Directors of Alcatel has complied with its obligations under Section 6.07. In connection with the Alcatel Shareholder Meeting, Alcatel will use its reasonable best efforts, subject to the immediately preceding sentence, to obtain the Alcatel Shareholder Approval and will otherwise comply with all legal requirements applicable to the Alcatel Shareholder Meeting. Alcatel shall promptly take any action required to be taken under foreign or state securities or Blue Sky laws in connection with the issuance of ADSs in connection with the Merger. The parties agree that the Alcatel Shareholder Meeting to obtain the Alcatel Shareholder Approval shall be duly called and held regardless of whether or not there is an Alcatel Change in Recommendation. Alcatel agrees that (i) except in order to obtain a quorum or as otherwise advisable under applicable law, it shall not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the Alcatel Shareholder Meeting and (ii) it shall use its reasonable best efforts to obtain the requisite quorum and other approvals of Alcatel's shareholders necessary to obtain the Alcatel Shareholder Approval.

         Section 6.05 Stock Exchange Listing. Alcatel shall use its reasonable best efforts to (a) cause the ADSs (and, if required, the underlying shares of Alcatel Ordinary Shares) to be issued in connection with the Merger and made available for issuance pursuant to Section 1.04 to be listed on the NYSE, subject to official notice of issuance and (b) obtain the approval (visa) of the AMF on the prospectus relating to the Alcatel Ordinary Shares and the approval of Euronext Paris SA to the listing of the Alcatel Ordinary Shares, in each case to be issued on the Effective Date (so that the listing of the Alcatel Ordinary Shares takes place at the Effective Time, or as soon as practicable thereafter) as part of the transactions contemplated by this Agreement or made available for issuance pursuant to Section 1.04 subject to official notice of issuance.

         Section 6.06 Employee Benefits. (a) At least through December 31, 2007, Alcatel shall provide or cause to be provided to individuals who are employed as of the Effective Time by Lucent and its Subsidiaries or by Alcatel and its Subsidiaries and who remain employed by Alcatel or any Subsidiary of Alcatel (collectively, the "Affected Employees") (i) base salary no less favorable than the base salary provided the applicable Affected Employee immediately prior to the Effective Time and (ii) aggregate employee benefits (including, but not limited to, retirement and health and welfare plans, but excluding any equity-based programs) that are no less favorable than those provided to the applicable group of Affected Employees immediately prior to the Effective Time (including, but not limited to, retirement and health and welfare plans, but excluding any equity-based programs). It is the intention of the parties that (x) the compensation and employee benefits provided to Affected Employees following the Closing Date be within industry-competitive ranges and that similar compensation and employee benefit programs be provided to similarly situated Affected Employees notwithstanding whether such employees were historical employees of Alcatel and its Subsidiaries or Lucent and its Subsidiaries. Following the Effective Time, Alcatel shall maintain or cause to be maintained in effect pursuant to their terms (including any provision on amendment and termination) all severance plans, programs, and policies of Lucent and its Subsidiaries and of Alcatel and its Subsidiaries that are in effect as of the Effective Time, provided, that, in no event shall any amendments to, or terminations of, any such plans, policies, and programs that are adverse to covered employees be made prior to the second anniversary of the Effective Time. Notwithstanding the foregoing, the provisions of this
Section 6.06(a) shall not apply with respect to Affected Employees whose employment is governed by a collective bargaining or similar agreement.

               (b) From and after the Effective Time, Alcatel shall, and shall cause its Subsidiaries to, recognize service with Alcatel and Lucent and their respective Subsidiaries prior to the Effective Time (to the same extent recognized under the corresponding Alcatel Employee Plan or Lucent Employee Plan, as applicable) for all purposes (including, without limitation, eligibility to participate, vesting, benefit accrual, eligibility to commence benefits, and severance) under any benefit plans of Alcatel or its Subsidiaries in which the applicable Affected Employee participates; provided, however, that such credit need not be provided for purposes of benefit accrual under defined benefit plans and that the foregoing shall not result in any duplication of benefits. Alcatel will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any copayments and deductibles paid in the applicable plan year prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

               (c) From and after the Effective Time, Alcatel and its Subsidiaries shall honor in accordance with their terms all Lucent Employee Plans and Alcatel Employee Plans. Subject to Section 6.06(a), no provision of this Section 6.06 shall be construed as a limitation on the right of Alcatel and its Subsidiaries to amend or terminate any specific Lucent Employee Plan or Alcatel Employee Plan which Lucent or Alcatel would otherwise have under the terms of such Lucent Employee Plan or Alcatel Employee Plan.

               (d) Without limiting the generality of Section 10.10, no provision of this Section 6.06 shall be construed to create a right in any employee or beneficiary of such employee under a Lucent Employee Plan or Alcatel Employee Plan.

         Section 6.07 Other Offers. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to
Section 9.01, Alcatel and its Subsidiaries will not, and Alcatel will not permit any of the officers, directors, employees, investment bankers, consultants, representatives and other agents of Alcatel and its Subsidiaries to (and shall instruct such Persons not to), directly or indirectly, take any action to (a) solicit, initiate or knowingly encourage or facilitate the making of any Alcatel Acquisition Proposal or any inquiry with respect thereto or engage in discussions or negotiations or enter into any agreement, arrangement or understanding with respect to an Alcatel Acquisition Proposal,
(b) disclose or provide any non-public information relating to Alcatel or any Subsidiary of Alcatel to any Person with respect thereto, (c) afford access to the properties, books or records of Alcatel or any Subsidiary of Alcatel to, any Person that has made, or to Alcatel's knowledge, is considering making, any Alcatel Acquisition Proposal, (d) approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent, agreement in principle, merger agreement, option agreement, acquisition agreement or other agreement relating to an Alcatel Acquisition Proposal or (e) propose publicly or agree to any of the foregoing relating to an Alcatel Acquisition Proposal; provided that nothing contained in this Section 6.07 shall prevent Alcatel, prior to the receipt of the Alcatel Shareholder Approval, from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Alcatel Acquisition Proposal received from such Person prior to Alcatel Shareholder Approval, so long as prior to furnishing non-public information to, or entering into discussions or negotiations with, such Person, (i) the Board of Directors of Alcatel by a majority vote determines in its good faith judgment that such Alcatel Acquisition Proposal is reasonably expected to lead to an Alcatel Superior Proposal (after consulting with its financial advisors), taking into account any revisions to the terms of the Merger or this Agreement proposed by Lucent after being notified pursuant to this Section 6.07, (ii) Alcatel is not then in breach of its obligations under this Section 6.07 and (iii) Alcatel enters into, and receives from such Person, an executed confidentiality agreement on terms no less favorable to Alcatel than those contained in the Confidentiality Agreement (as defined in Section 7.03). Nothing contained in this Agreement shall prevent the Board of Directors of Alcatel from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act (or any non-United States equivalent) with regard to an Alcatel Acquisition Proposal; provided that Alcatel shall not make any disclosure or take any action that amounts to an Alcatel Change in Recommendation other than in compliance with Section 6.04. Alcatel further agrees that it shall (a) promptly (and in no event later than 24 hours after receipt of any Alcatel Acquisition Proposal) notify (which notice shall be provided orally and in writing and shall identify the Person making such Alcatel Acquisition Proposal and set forth the material terms thereof) Lucent after receipt of any Alcatel Acquisition Proposal, or any request for non-public information relating to Alcatel or any Subsidiary of Alcatel or for access to the properties, books or records of Alcatel or any Subsidiary of Alcatel by any Person that has made, or to Alcatel's knowledge intends to make an Alcatel Acquisition Proposal, and
(b) keep Lucent informed of the status and material terms of any such Alcatel Acquisition Proposal or request (including any material amendments or proposed material amendments). Alcatel and its Subsidiaries will, and Alcatel will cause the officers, directors, employees, investment bankers, consultants and other agents of Alcatel and its Subsidiaries to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the date of this Agreement with any parties with respect to any Alcatel Acquisition Proposal.

         For purposes of this Agreement, "Alcatel Acquisition Proposal" means any offer or proposal for, or any indication of interest in, any (i) direct or indirect acquisition or purchase of a business or assets that constitute 20% or more of the net revenues, net income or the assets of Alcatel and its Subsidiaries, taken as a whole, (ii) direct or indirect acquisition or purchase of (A) 20% or more of any class of equity securities of Alcatel or
(B) 50% or more of any class of equity securities of any of Alcatel's Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Alcatel and its Subsidiaries, taken as a whole, (iii) tender offer or exchange offer that, if consummated, would result in any person beneficially owning (A) 20% or more of any class of equity securities of Alcatel or (B) 50% or more of any class of equity securities of any of Alcatel's Subsidiaries whose business constitutes 20% or more the net revenues, net income or assets of Alcatel and its Subsidiaries, taken as a whole, or (iv) merger, consolidation, spin-off, business combination, recapitalization, liquidation, dissolution or similar transaction involving Alcatel or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Alcatel and its Subsidiaries, taken as a whole, pursuant to which the shareholders of Alcatel or such Subsidiary, as applicable, immediately prior to such transaction (other than the counterparty in such transaction) would own less than 80% of any class of equity securities of the resultant entity(ies), in each case other than the transactions contemplated by this Agreement or expressly permitted by Section
6.01 (including the items set forth in Section 6.01 of the Alcatel Disclosure Letter). For purposes of this Agreement, "Alcatel Superior Proposal" means any bona fide Alcatel Acquisition Proposal for or in respect of at least a majority of the outstanding Alcatel Ordinary Shares or all or substantially all of Alcatel's and its Subsidiaries' assets, taken as a whole, on terms that the Board of Directors of Alcatel determines in its good faith judgment (after consultation with outside legal counsel and a financial advisor of recognized reputation) and taking into account all of the terms and conditions of such Alcatel Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, as well as any revisions to the terms of the Merger or this Agreement proposed by Lucent after being notified pursuant to this Section 6.07), are more favorable to Alcatel's shareholders than the Merger (after taking into account any such revised terms).

         Section 6.08 Business in Sanctioned Countries. Alcatel covenants and agrees to take all such actions as may be necessary to ensure that from and after the Effective Time, the operations and governance of Alcatel and its Subsidiaries will comply with and be permissible under applicable United States laws relating to the transaction of business involving Sanction-Subject Persons. The term "Sanction-Subject Persons" means any country, entity or individual that is designated as a target of United States economic sanctions implemented by the United States Department of the Treasury's Office of Foreign Assets Control under 31 CFR Chapter V.

                                 ARTICLE VII

                        COVENANTS OF ALCATEL AND LUCENT
                        -------------------------------

         The parties hereto agree that:

         Section 7.01 Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement and applicable law, Lucent and Alcatel shall each cooperate with the other and shall use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable laws (including under HSR Act, EC Merger Regulation, other competition laws and the Exon-Florio Act) to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including, preparing and filing as promptly as practicable (or any specific time as the parties mutually agree) all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any third party necessary, proper or advisable under this Agreement and applicable laws (including under HSR Act, EC Merger Regulation, other competition laws and the Exon-Florio Act) to consummate the Merger and the other transactions contemplated by this Agreement, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. Subject to the terms and conditions set forth in this Agreement and applicable law, Alcatel and Lucent will (1) promptly notify the other party of any communication to that party from any governmental authority in respect of any filing, investigation or inquiry concerning this Agreement or Merger; (2) if practicable, permit the other party the opportunity to review in advance all the information relating to Lucent and its Subsidiaries or Alcatel and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental authority in connection with the Merger and the other transactions contemplated by this Agreement and incorporate the other party's reasonable comments; (3) not participate in any substantive meeting or discussion with any governmental authority in respect of any filing, investigation, or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance, and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend; (4) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any governmental authority or its respective staff, on the other hand, with respect to this Agreement and the Merger, except that any materials concerning valuation of the transaction or internal financial information may be redacted; and (5) use reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law (as hereinafter defined) with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any law that may be asserted by any governmental entity or authority with respect to the Merger so as to enable the Closing to occur as soon as expeditiously possible. The parties agree that, subject to the last sentence of this Section 7.01, the use of "reasonable best efforts" shall include proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, (x) the sale, divestiture or disposition of such assets or businesses of either party or its Subsidiaries or affiliates and (y) restrictions, or actions that after the Closing Date would limit Alcatel's or its Subsidiaries' (including the Surviving Corporation's) or affiliates' freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries' (including the Surviving Corporation's) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or materially delaying the Closing. For purposes of this Agreement, "Regulatory Law" means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws, including any antitrust, competition or trade regulation laws that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation. Notwithstanding anything else contained herein, the provisions of this Section
7.01 shall not be construed to (i) require either party to undertake any efforts, or to take or consent to any action if such efforts, action or consent would be reasonably likely to result in a Detriment or (ii) take or consent to any action inconsistent with Article II hereof. The parties acknowledge that, without limitation, (i) any requirement to divest a significant portion of the assets of Bell Laboratories other than the assets referred to in Section 2.08 of the Lucent Disclosure Letter, (ii) any material loss of control over Lucent that would materially affect Alcatel's ability to manage Lucent's business or (iii) any material loss of control over the business of Alcatel in the United States that would materially affect Alcatel's ability to manage its business in the United States, shall be deemed a Detriment.

         Section 7.02 Preparation of Proxy Statement/Prospectus; Form F-4, Form F-6. (a) Lucent and Alcatel shall cooperate with one another (a) in connection with the preparation of the Lucent Proxy Statement, the Alcatel Circular, the Alcatel Necessary Corporate Documents, the Form F-4 and the Form F-6, (b) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Lucent Proxy Statement, the Alcatel Circular, the Form F-4 and the Form F-6 and seeking timely to obtain any such actions, consents, approvals or waivers. The Lucent Proxy Statement will be included as part of the Form F-4. Each of Lucent and Alcatel shall use reasonable best efforts to have the Lucent Proxy Statement cleared by the SEC and the Form F-4 and Form F-6 declared effective by the SEC as promptly as practicable and to keep the Form F-4 and Form F-6 effective as long as is necessary to consummate the Merger and the transactions contemplated by this Agreement. Lucent and Alcatel shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments with respect to the Lucent Proxy Statement, the Alcatel Circular, the Alcatel Necessary Corporate Documents, the Form F-4 and the Form F-6 received by any governmental body or authority. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Lucent Proxy Statement, the Alcatel Circular, the Alcatel Necessary Corporate Documents, the Form F-4 or the Form F-6 prior to filing such documents with any governmental body or authority, and will provide each other with a copy of all such filings made with any governmental body or authority.

               (b) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Lucent Proxy Statement, the Alcatel Circular, the Alcatel Necessary Corporate Documents, the Form F-4 or the Form F-6 shall be made without the approval of both Lucent and Alcatel, which approval shall not be unreasonably withheld or delayed; provided that Lucent, in connection with a Lucent Change in Recommendation, and Alcatel, in connection with an Alcatel Change in Recommendation, may amend or supplement the Lucent Proxy Statement, the Alcatel Circular, the Alcatel Necessary Corporate Documents, the Form F-4 or the Form F-6 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a change, and in such event, the right of approval set forth in this Section 7.02(b) shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions to be accurately described. A "Qualifying Amendment" means an amendment or supplement to the Lucent Proxy Statement, Form F-4 or the Alcatel Necessary Corporate Documents (including by incorporation by reference) to the extent that it contains (i) a Lucent Change in Recommendation or an Alcatel Change in Recommendation (as the case may be), (ii) a statement of the reasons of the Board of Directors of Lucent or Alcatel (as the case may be) for making such Lucent Change in Recommendation or Alcatel Change in Recommendation (as the case may be) and
(iii) additional information reasonably related to the foregoing.

               (c) Lucent will advise Alcatel, and Alcatel will advise Lucent, promptly after it receives notice thereof, of the times when the Form F-4 and Form F-6 have become effective, when the Alcatel Circular obtains the "visa" of the AMF, the issuance of any stop order, the suspension of the qualification of the ADSs or Alcatel Ordinary Shares issuable in connection with the Merger for offering or sale in any jurisdiction or any request by any governmental body or authority for amendment of the Lucent Proxy Statement, the Alcatel Circular, the Alcatel Necessary Corporate Documents, the Form F-4 or the Form F-6.

               (d) Alcatel shall file the opinion described in Section 8.03(d) with the SEC on a post-effective amendment to the Form F-4, unless requested otherwise by Lucent prior to the Effective Time.

         Section 7.03 Access to Information; Compliance Program; Transition Committee.

               (a) From the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to Section 9.01, to the extent permitted by applicable law, Lucent and Alcatel will give the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party and its Subsidiaries, furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct its own employees, counsel and financial advisors to cooperate with the other party in its investigation of the business of Lucent or Alcatel, as the case may be; provided that no investigation of the other party's business shall affect any representation or warranty given by either party hereunder, and no party shall be required to afford such access if it would cause a significant risk, in the reasonable judgment of the disclosing party, of a loss of privilege to the disclosing party. Lucent agrees to comply with the provisions of Section 7.03(a) of the Lucent Disclosure Letter with respect to access to certain information. All information obtained by Alcatel or Lucent pursuant to this Section shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the Confidentiality Agreement dated February 9, 2006 between Alcatel and Lucent (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

               (b) The parties will work together in order to develop a mutually acceptable compliance program, in general based on the current compliance program of Lucent, to address the combined company's compliance following the Effective Time with its obligations under the Foreign Corrupt Practices Act, OECD rules and other relevant laws. This policy will include:
(i) key policies and procedures; (ii) training, education and communication;
(iii) approval system for gifts, expenses and similar items; and (iv) auditing, monitoring and reporting.

               (c) From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.01, and subject to applicable law, Lucent and Alcatel will cooperate with each other in implementing the plan and procedures set forth in Section 7.03(c) of the Alcatel Disclosure Letter. In connection with this obligation, Lucent and Alcatel shall each as promptly as practicable after the execution of this Agreement designate certain of their respective employees as coordinators for this purpose.

               (d) Alcatel and Lucent shall create a special transition committee (the "Transition Committee") that shall be co-chaired by the Chief Executive Officer of Alcatel and the Chief Executive Officer of Lucent and shall be composed of such chief executive officers and an even number of designees, half of whom shall be designated by each of Alcatel and Lucent. After the date of this Agreement and prior to the Effective Time, the Transition Committee shall examine various alternatives regarding the manner in which to best organize and manage the business of Alcatel and its Subsidiaries (including Lucent) after the Effective Time, subject to applicable law.

         Section 7.04 Tax Treatment. (a) Each of Alcatel and Lucent will use its reasonable best efforts, and each agrees to cooperate with the other and provide the other with such documentation, information and materials as may be reasonably necessary, proper or advisable to (i) cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code and to obtain the opinion of counsel referred to in Section 8.03(d), (ii) avoid gain recognition to the stockholders of Lucent pursuant to Section 367(a)(1) of the Code and (iii) enable the parties to obtain, prior to the Closing Date, any rulings from the IRS relating to the Merger, including any rulings under
Section 367 of the Code that are referred to in Section 8.03(d) of this Agreement. If Lucent notifies Alcatel that Lucent desires to seek a ruling from the IRS relating to the Merger, then the parties shall jointly submit the request for such a ruling and work together in good faith in the preparation of such request. Alcatel shall not make any submission or representation to the IRS in connection with the Merger, including in connection with a ruling request, without the approval of Lucent. Neither Alcatel nor Lucent will take or fail to take (and, following the Merger, Alcatel will cause Lucent not to take or fail to take) any action which action (or failure to act) would reasonably be expected to (i) cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code or (ii) cause stockholders of Lucent to recognize gain pursuant to Section 367(a)(1) of the Code, other than any such stockholder that would be a "five-percent transferee shareholder" of Alcatel (within the meaning of US Treasury Regulation Section 1.367(a)-3(c) (5)(ii)) following the Merger that does not enter into a five-year gain recognition agreement in the form provided in Treasury Regulation Section 1.367 (a)-8(b). With respect to the Merger, Alcatel will (and following the Merger will cause Lucent to) file all required information with its Tax Returns and maintain all records required for Tax purposes, including, without limitation, the reporting requirements contained in United States Treasury Regulation Section 1.367(a)-3(c)(6).

               (b) Alcatel shall use its reasonable best efforts to provide to Wachtell, Lipton, Rosen & Katz a certificate substantially in the form attached hereto as Section 7.04(b) to the Alcatel Disclosure Letter. Lucent shall use its reasonable best efforts to provide to Wachtell, Lipton, Rosen & Katz a certificate substantially in the form attached hereto as Section 7.04(b) to the Lucent Disclosure Letter.

               (c) Alcatel will make arrangements with each five-percent transferee shareholder, as defined in Treasury Regulation Section 1.367(a)-3(c)(5)(ii), if any, to ensure that such shareholder will be informed of any disposition of any property that would require the recognition of gain under such person's gain recognition agreement entered into under Treasury Regulation Section 1.367(a)-8.

         Section 7.05 Public Announcements. Alcatel and Lucent will consult with each other and provide each other with the opportunity to review and comment upon any press release or any public statement with respect to this Agreement or the transactions contemplated hereby prior to the issuance of such press release or the making of such public statement unless otherwise required by applicable law or any listing agreement with any national securities exchange. Alcatel and Lucent agree to issue a joint press release announcing the execution of this Agreement.

         Section 7.06 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Lucent or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Lucent or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Lucent acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 7.07 Notices of Certain Events. (a) Each of Lucent and Alcatel shall promptly notify the other party of:

                    (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and

                    (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement.

(b) Lucent and Alcatel shall promptly notify the other party of any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement.

(c) Prior to the Effective Time, Lucent shall cause to be delivered to Alcatel a letter identifying, to the best of Lucent's knowledge, all Persons who are, at the time of the Lucent Stockholder Meeting, "affiliates" of Lucent for purposes of Rule 145 under the 1933 Act. Lucent shall furnish such information and documents as Alcatel may reasonably request for the purpose of reviewing such list. Lucent shall use its reasonable best efforts to cause each Person who is so identified as an affiliate to deliver to Alcatel on or prior to the Effective Time a letter agreement substantially in the form of Exhibit D to this Agreement.

         Section 7.08 Payment of Dividends. From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Section 9.01, Alcatel and Lucent will coordinate with each other regarding the declaration of dividends in respect of the shares of Alcatel Ordinary Shares and the Shares and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Shares will not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their Shares and the shares of Alcatel Ordinary Shares any holder of Shares receives in exchange therefor in connection with the Merger.

                                 ARTICLE VIII

                           CONDITIONS TO THE MERGER
                           ------------------------

         Section 8.01 Conditions to the Obligations of Each Party. The obligations of Lucent, Alcatel and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following conditions:

               (a) the Lucent Stockholder Approval shall have been obtained in accordance with Delaware Law;

               (b) the Alcatel Shareholder Approval shall have been obtained in accordance with applicable French law;

               (c) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

               (d) the European Commission shall have issued a decision under
Article 6(1)(b) or 8(1) or 8(2) of the EC Merger Regulation (or shall be deemed to have done so under Article 10(6) thereof), declaring the transactions contemplated hereby compatible with EC Common Market;

               (e) the parties shall (i) have received all required governmental antitrust and/or competition approvals and consents (excluding those specified in foregoing paragraphs (c) and (d)), and (ii) have made all requisite filings, notices or notifications, other than, in the case of each of clauses (i) and (ii), those the absence of which would not result in a Material Adverse Effect on Lucent or Alcatel;

               (f) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit or enjoin the consummation of the Merger;

               (g) the Form F-4 shall have been declared effective by the SEC under the 1933 Act, and no stop order suspending the effectiveness of the Form F-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC; and the approval (visa) of the registration statement by the AMF relating to the Alcatel Ordinary Shares to be issued on the Effective Date as part of the transactions contemplated by this Agreement shall have been obtained;

               (h) ADSs (and, if required, the underlying shares of Alcatel Ordinary Shares) to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance and the AMF and the Euronext Paris SA shall have approved the listing of the Alcatel Ordinary Shares to be issued on the Effective Date as part of the transactions contemplated by this Agreement;

               (i) at or prior to the Effective Time, the Committee on Foreign Investment in the United States ("CFIUS") shall have notified Alcatel in writing that it has determined not to investigate the transactions contemplated by this Agreement (including the Merger) pursuant to the powers vested in it by the Exon-Florio Act or, in the event that CFIUS has undertaken such an investigation, CFIUS has terminated such investigation or the President of the United States has determined not to take any action that would result in a Detriment;

               (j) there shall not be instituted or pending any action, litigation or proceeding by any governmental authority (whether domestic, foreign or supranational) before any court or governmental authority or agency, domestic, foreign or supranational, (i) seeking to prohibit, materially restrain or otherwise materially interfere with the Merger or the ownership or operation by Alcatel or any Subsidiary of Alcatel of all or any material portion of the business or assets of Lucent or any of its Subsidiaries or of Alcatel or any of its Subsidiaries or to compel Alcatel or any Subsidiary of Alcatel to dispose of or hold separate all or any material portion of the business or assets of Lucent or any of its Subsidiaries or of Alcatel or any of its Subsidiaries, or (ii) seeking divestiture of any Shares (or shares of stock of the Surviving Corporation) or seeking to impose or confirm limitations on the ability of Alcatel or any Subsidiary of Alcatel effectively to exercise full rights of ownership of the Shares (or shares of stock of the Surviving Corporation) including the right to vote any Shares (or shares of stock of the Surviving Corporation) on any matters properly presented to stockholders, in the case of clause (i) or clause (ii) which would reasonably be expected to materially adversely affect the financial condition, business or annual results of operations of Lucent and its Subsidiaries taken as a whole or Alcatel and its Subsidiaries taken as a whole (any such matter described in clauses (i) or (ii) of this Agreement being referred to in this Agreement as a "Detriment");

               (k) there shall not be any statute, rule, regulation, injunction, order or decree or decision, enacted, enforced, promulgated, entered, issued or deemed applicable to the Merger and the other transactions contemplated hereby (or in the case of any statute, rule or regulation, awaiting signature or reasonably expected to become law), by any court, government or governmental authority or agency or legislative body, domestic, foreign or supranational, that is reasonably likely, directly or indirectly, to result in a Detriment;

         Section 8.02 Conditions to the Obligations of Alcatel and Merger Subsidiary. The obligations of Alcatel and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

               (a) Lucent shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

               (b) (i) the representations and warranties of Lucent contained in this Agreement that are qualified by a "Material Adverse Effect" qualification shall be true in all respects as so qualified when made and at and as of the Effective Time as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date); (ii) the representations and warranties of Lucent contained in this Agreement that are not qualified by a "Material Adverse Effect" qualification (other than the representations and warranties of Lucent contained in the second sentence of Section 3.05) shall be true in all respects when made and at and as of the Effective Time as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for failure to be so true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on Lucent, and (iii) the representation and warranty of Lucent contained in the second sentence of Section 3.05 shall be in true in all material respects as of the date specified in such representation and warranty;

               (c) Alcatel shall have received a certificate of Lucent, signed by a senior executive officer of Lucent, certifying to the effect that the conditions set forth in Sections 8.02(a) and 8.02(b) have been satisfied; and


               (d) The fair market value of the Plan Assets as of the Plan Asset Measurement Date shall not be less than the Plan Asset Target. For purposes of this Section 8.02(d): (i) "Plan Assets" shall mean assets held under the Major Pension Plans, less the amount of all contributions to such plans following September 30, 2005; (ii) "Major Pension Plans" shall mean those pension plans maintained by Lucent or any of its Subsidiaries and reflected in "major plans" under the column headed "pension benefits September 30, 2005" on page 61 of Lucent's annual report on Form 10-K for its fiscal year ended September 30, 2005; (iii) "Plan Asset Measurement Date" shall mean the last day of the month last ending prior to the Closing Date and (iv) "Plan Asset Target" shall mean $28,600,000,000 if the Plan Measurement Date is on or prior to September 30, 2006, reduced by $200,000,000 as of the first day of each calendar month thereafter through December 2006, but in no event less that $28,000,000,000.

         Section 8.03 Conditions to the Obligations of Lucent. The obligation of Lucent to consummate the Merger is subject to the satisfaction (or, to the extent legally permissible, waiver) of the following further conditions:

               (a) Alcatel shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

               (b) (i) the representations and warranties of Alcatel contained in this Agreement that are qualified by a "Material Adverse Effect" qualification shall be true in all respects as so qualified when made and at and as of the Effective Time as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date); (ii) the representations and warranties of Alcatel contained in this Agreement that are not qualified by a "Material Adverse Effect" qualification (other than the representations and warranties of Lucent contained in the first sentence of Section 4.05) shall be true in all respects when made and at and as of the Effective Time as if made at and as of such time (provided that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date), except for failure to be so true and correct which would not, individually or in the aggregate, have a Material Adverse Effect on Alcatel, and (iii) the representation and warranty of Alcatel contained in the first sentence of Section 4.05 shall be in true in all material respects as of the date specified in such representation and warranty;

               (c) Lucent shall have received a certificate of Alcatel, signed by a senior executive officer of Alcatel, certifying to the effect that the conditions set forth in Sections 8.03(a) and 8.03(b) have been satisfied; and

               (d) Lucent shall have received an opinion of Wachtell, Lipton, Rosen & Katz in form and substance reasonably satisfactory to Lucent, on the basis of certain facts, representations and assumptions set forth or referred to in such opinion, dated the Effective Time, to the effect that (i) the Merger will be treated for United States federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code and that each of Alcatel, Merger Subsidiary and Lucent will be a party to the reorganization within the meaning of Section 368(b) of the Code and (ii) each transfer of Shares to Alcatel by a stockholder of Lucent pursuant to the Merger will not be subject to Section 367(a)(1) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon (among other things) (x) and require certain representations of officers of Alcatel and Lucent reasonably requested by counsel, including without limitation those contained in certificates substantially in the form attached as Section 7.04(b) of the Alcatel Disclosure Letter and Lucent Disclosure Letter, respectively, and (y) any rulings received by the parties from the IRS with respect to the Merger (and any representations of Alcatel or Lucent made in connection therewith), including any ruling received by the parties to the effect that the Merger will not be subject to section 367(a)(1) of the Code (and any representations of Alcatel or Lucent made in connection therewith). The opinion may assume that all applicable reporting requirements have been satisfied and that any stockholder who is a "five-percent transferee shareholder" with respect to Alcatel within the meaning of United States Treasury Regulations Section 1.367(a)-3(c)(5)(ii) will in a timely and effective manner file the agreement described in United States Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B). After receipt of Lucent Stockholder Approval, Lucent shall not waive receipt of a tax opinion from Wachtell, Lipton, Rosen & Katz as a condition to closing unless further approval of the shareholders of Lucent is obtained with appropriate disclosure.

                                  ARTICLE IX

                                  TERMINATION
                                  -----------

         Section 9.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of the Merger and this Agreement by the stockholders of Lucent or any approval of the matters constituting the Alcatel Shareholder Approval by the shareholders of Alcatel):

               (a) by mutual written consent of Lucent and Alcatel;

               (b) by either Lucent or Alcatel,

                    (i) if the Effective Time shall not have occurred on or before December 31, 2006 (the "End Date"); provided that if (x) the Effective Time has not occurred by December 31, 2006 solely by reason of non-satisfaction of one or more of the conditions set forth in Sections 8.01(c), 8.01(d), 8.01(e) or 8.01(h) and (y) all other conditions in Article VIII have been satisfied or (to the extent legally permissible) waived or are then capable of being satisfied, the End Date will be extended one or more times up to and including March 31, 2007; provided further that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill in any material respect any obligation under this Agreement has caused or resulted in the failure of the Effective Time to occur on or before December 31, 2006, in the case of a failure prior to that date, or March 31, 2007, in the case of any such failure after December 31, 2006;

                    (ii) if the Lucent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Lucent Stockholder Meeting or any adjournment thereof;

                    (iii) if the Alcatel Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Alcatel Shareholder Meeting or any adjournment thereof;

                    (iv) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Alcatel or Lucent from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

               (c) by Alcatel, if (i) there is a Lucent Change in Recommendation or (ii) the Lucent Stockholder Meeting shall not have been called and held as required by Section 5.02;

               (d) by Lucent, if (i) there is an Alcatel Change in Recommendation or (ii) the Alcatel Shareholder Meeting shall not have been called and held as required by Section 6.04.

               (e) by Lucent, if Alcatel shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.01 or 8.03, and (B) is incapable of being cured by Alcatel or is not cured by Alcatel within 60 days following receipt of written notice from Lucent of such breach or failure to perform;

               (f) by Alcatel, if Lucent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.01 or 8.02, and (B) is incapable of being cured by Lucent or is not cured by Lucent within 60 days following receipt of written notice from Alcatel of such breach or failure to perform;


         The party desiring to terminate this Agreement pursuant to clause
(b), (c) or (d) of this Section 9.01 shall give written notice of such termination to the other party in accordance with Section 10.01, specifying the provision of this Agreement pursuant to which such termination is effected.

         Section 9.02 Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (a) the agreements contained in this Section 9.02, in Article X, in the last sentence of Section 7.03, and in the Confidentiality Agreement shall survive the termination of this Agreement and (b) no such termination shall relieve any party of any liability or damages resulting from any willful material breach by that party of this Agreement.

                                  ARTICLE X

                                 MISCELLANEOUS
                                 -------------

         Section 10.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,


         if to Alcatel or Merger Subsidiary, to:

                  Alcatel
                  54, rue La Boetie
                  75008 Paris, France
                  Facsimile No.: +33 1 40 76 14 35
                  Attn:  Pascal Durand-Barthez
                         General Counsel

                  with a copy to:

                  Roger S. Aaron
                  Stephen F. Arcano
                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Facsimile No.: (212) 735-2000

         if to Lucent, to:

                  Lucent Technologies, Inc.
                  600 Mountain Avenue
                  Murray Hill, New Jersey 07974
                  Facsimile No.: (908) 582 4640
                  Attn:  William Carapezzi, Jr., Esq.
                         Senior Vice President, General Counsel and
                         Corporate Secretary

                  with a copy to:

                  David A. Katz
                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019
                  Facsimile No.: (212) 403-2000

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

         Section 10.02 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

         Section 10.03 Amendments; No Waivers. (a) Any provision of this Agreement (including the Exhibits hereto and the Lucent Disclosure Letter and the Alcatel Disclosure Letter) may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Lucent, Alcatel and Merger Subsidiary, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of Lucent, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of Lucent, (ii) any term of the articles of association and by-laws of Alcatel or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of Lucent.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         Section 10.04 Expenses. (a) Except as otherwise specified in this
Section 10.04 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense; provided that all liability for transfer taxes (other than transfer taxes to be paid by Alcatel in connection with the issuance and creation of ADSs and the underlying Alcatel Ordinary Shares in the Merger, as provided in Section 1.02(b)) incurred by Lucent or Lucent's stockholders in connection with the transactions contemplated hereby shall be paid by the Surviving Corporation out of its own funds and will not be paid, directly or indirectly, by Alcatel.

               (b) If

                    (i) (A) either Lucent or Alcatel terminates this Agreement pursuant to Section 9.01(b)(ii) or if Alcatel terminates this Agreement pursuant to Section 9.01(c)(ii) and (B) prior to the Lucent Stockholder Meeting (in the case of a termination pursuant to Section 9.01(b)(ii)) or the date of termination (in the case of a termination pursuant to Section 9.01(c)(ii)), a Lucent Acquisition Proposal was made known to Lucent or was made known directly to the stockholders of Lucent or otherwise became publicly known or any third party has publicly announced an intention (whether or not conditional) to make a Lucent Acquisition Proposal; or

                    (ii) Alcatel terminates this Agreement pursuant to Section 9.01(c)(i),


         then in any case described in clause (i) or (ii), Lucent shall pay to Alcatel by wire transfer of immediately available funds an amount equal to $250,000,000 (the "Lucent Initial Fee"). The Lucent Initial Fee shall be paid immediately upon termination of this Agreement. Receipt by Alcatel of the Lucent Initial Fee shall constitute conclusive evidence that this Agreement has been validly terminated and, upon receipt of the Lucent Initial Fee, Lucent shall be fully released and discharged from any liability or obligation resulting from or under this Agreement, except as otherwise provided in Sections 9.02(b) and 10.04(c).

               (c) If:

                    (i) (A) either Lucent or Alcatel terminates this Agreement pursuant to Section 9.01(b)(ii), (B) prior to the Lucent Stockholder Meeting, a Lucent Acquisition Proposal was made known to Lucent or was made known directly to the stockholders of Lucent or otherwise became publicly known or any third party has publicly announced an intention (whether or not conditional) to make a Lucent Acquisition Proposal, and (C) Lucent enters into an agreement with respect to, or consummates, any Lucent Acquisition Proposal with any Person within twelve months after such termination of this Agreement; or

                    (ii) (A) if Alcatel terminates this Agreement pursuant to
         Section 9.01(c) and (B) Lucent enters into an agreement with respect to, or consummates, any Lucent Acquisition Proposal with any Person within twelve months after such termination of this Agreement;


then in any case described in clause (i) or (ii), Lucent shall pay to Alcatel by wire transfer of immediately available funds an amount equal to $500,000,000 (the "Lucent Termination Fee") no later than the time of Lucent's entering into an agreement with respect to any Lucent Acquisition Proposal with any Person or, if there is no such agreement, upon consummation of such Lucent Acquisition Proposal, and shall be offset by any amounts previously paid to Alcatel pursuant to Section 10.04(b). Acceptance by Alcatel of the Lucent Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated and, upon acceptance of the Lucent Termination Fee, Lucent shall be fully released and discharged from any liability or obligation resulting from or under this Agreement, except as otherwise provided in Section 9.02(b). Lucent acknowledges that the agreements contained in Sections 10.04(b) and (c) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Alcatel would not enter into this Agreement; accordingly, if Lucent fails to pay when due the amounts due pursuant to Sections 10.04(b) and
(c) Alcatel shall be entitled to interest on the amounts set forth in Sections 10.04(b) and (c) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

               (d) If

                    (i) (A) either Lucent or Alcatel terminates this Agreement pursuant to Section 9.01(b)(iii) or if Lucent terminates this Agreement pursuant to Section 9.01(d)(ii) and (B) prior to the Alcatel Shareholder Meeting (in the case of a termination pursuant to Section 9.01(b)(iii)) or the date of termination (in the case of a termination pursuant to Section 9.01(d)(ii)), an Alcatel Acquisition Proposal was made known to Alcatel or was made known directly to the shareholders of Alcatel or otherwise became publicly known or any third party has publicly announced an intention (whether or not conditional) to make an Alcatel Acquisition Proposal; or

                    (ii) Lucent terminates this Agreement pursuant to Section 9.01(d)(i);


         then in any case described in clause (i) or (ii), Alcatel shall pay to Lucent by wire transfer of immediately available funds an amount equal to $250,000,000 (the "Alcatel Initial Fee"). The Alcatel Initial Fee shall be paid immediately upon termination of this Agreement. Acceptance by Lucent of the Alcatel Initial Fee shall constitute conclusive evidence that this Agreement has been validly terminated and, upon acceptance of the Alcatel Initial Fee, Alcatel and Merger Subsidiary shall be fully released and discharged from any liability or obligation resulting from or under this Agreement except as otherwise provided in Sections 9.02(b) and 10.04(e).

               (e) If:

                    (i) (A) either Lucent or Alcatel terminates this Agreement pursuant to Section 9.01(b)(iii), (B) prior to the Alcatel Shareholder Meeting, an Alcatel Acquisition Proposal was made known to Alcatel or was made known directly to the shareholders of Alcatel or otherwise became publicly known or any third party has publicly announced an intention (whether or not conditional) to make an Alcatel Acquisition Proposal, and (C) Alcatel enters into an agreement with respect to, or consummates, any Alcatel Acquisition Proposal with any Person within twelve months after such termination of this Agreement; or

                    (ii) (A) if Lucent terminates this Agreement pursuant to
         Section 9.01(d) and (B) Alcatel enters into an agreement with respect to, or consummates, any Alcatel Acquisition Proposal with any Person within twelve months after such termination of this Agreement;


then in any case described in clause (i) or (ii), Alcatel shall pay to Lucent by wire transfer of immediately available funds an amount equal to $500,000,000 (the "Alcatel Termination Fee"), which shall be paid no later than the time of Alcatel's entering into an agreement with respect to any Alcatel Acquisition Proposal with any Person or, if there is no such agreement, upon consummation of such Alcatel Acquisition Proposal, and shall be offset by any amounts previously paid to Lucent pursuant to Section 10.04(d). Acceptance by Lucent of the Alcatel Termination Fee shall constitute conclusive evidence that this Agreement has been validly terminated and, upon acceptance of the Alcatel Termination Fee, Alcatel and Merger Subsidiary shall be fully released and discharged from any liability or obligation resulting from or under this Agreement, except as otherwise provided in Section 9.02(b). Alcatel acknowledges that the agreements contained in Sections 10.04(d) and
(e) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Lucent would not enter into this Agreement; accordingly, if Alcatel fails to pay when due the amounts due pursuant to this Section 10.04(d) and (e), Lucent shall be entitled to interest on the amounts set forth in this Section 10.04(d) and (e) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

         Section 10.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

         Section 10.06 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without regard to principles of conflicts of law.

         Section 10.07 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

         Section 10.08 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         Section 10.09 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received (by telecopy or otherwise) counterparts of this Agreement signed by all of the other parties hereto.

         Section 10.10 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the Lucent Disclosure Letter and the Alcatel Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement and thereof. Except for the provisions of Section 1.02 (which shall be for the benefit of the holders of Shares as of immediately prior to the Effective Time) and Section 6.03 (which shall be for the benefit of the Indemnitees), no provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

         Section 10.11 Interpretation. (a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

               (b) Any matter disclosed in the Alcatel Disclosure Letter or the Lucent Disclosure Letter, as the case may be, in respect of any representation or covenant made by such party shall be deemed to be disclosed for purposes of the other representations and covenants made by such party to the extent that such disclosure (in light of its form and substance) would reasonably be expected to be pertinent to such other representation(s) and covenant(s).

         Section 10.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                     LUCENT TECHNOLOGIES, INC.



                     By:  /s/ Patricia F. Russo
                          -------------------------------------------------
                          Patricia F. Russo
                          Chairman and Chief Executive Officer


                     ALCATEL



                     By:  /s/ Serge Tchuruk
                          -------------------------------------------------
                          Serge Tchuruk
                          Chairman and Chief Executive Officer





                      AURA MERGER SUB, INC.



                     By:  /s/ Jean-Pascal Beaufret
                          -------------------------------------------------
                          Jean-Pascal Beaufret
                          President











                               [signature page]